SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. 2)


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e) (2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                       International American Homes, Inc.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.  N/A
         (1)  Title of each class of securities to which transaction applies:
              N/A
         (2)  Aggregate number of securities to which transaction applies:  N/A
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
              N/A
         (4)  Proposed maximum aggregate value of transaction:  N/A
         (5)  Total fee paid:  N/A

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)  Amount Previously Paid:
         (2)  Form, Schedule or Registration Statement No.:
         (3)  Filing Party:
         (4)  Date Filed:

Note: The Registrant is filing a Rule 13e-3 Transaction Statement concurrently with the Preliminary Proxy Statement.

                           Notice of Annual Meeting of


                                  Stockholders


                                       and


                                 Proxy Statement


                                       of


                       International American Homes, Inc.


         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         ---------------------------------------------------------------


                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                                   to be held

                                October __, 1999


         ---------------------------------------------------------------

To our Stockholders:


    Notice is hereby given that the Annual Meeting of Stockholders of International American Homes, Inc., a Delaware corporation (the "Company" or "IAH")), will be held at 10:00 A.M. on October __, 1999 at the Radisson Hotel, 10221 Princess Palm Avenue, Tampa, Florida, for the purpose of considering and acting upon the following matters as set forth in the accompanying Proxy
Statement:


    1. To elect two Class I Directors to hold office for three-year terms as specified in the accompanying Proxy Statement.


    2. To act on a proposal (the "Reverse Stock-Split Proposal") to amend the Company's Restated Certificate of Incorporation to effect a 1 for 500 reverse stock split and to provide that the price to be paid in lieu of issuing fractional shares to any IAH stockholder, who, following the reverse stock split, would hold less than one share of IAH Common Stock of record in any discrete account, shall be an amount equal to the product obtained by multiplying (a) the greater of (i) $5.40 and (ii) the weighted average trading price per share of all IAH Common Stock sold during the period beginning January 1, 1999 and ending on the twelfth business day next following the date of this Notice of Annual Meeting, as reported or expected to be reported by the BLOOMBERG(R)service, by (b) the number of shares of IAH Common Stock owned by such stockholder of record in any discrete account immediately prior to the reverse stock split.


    3. If the Reverse Stock-Split Proposal is approved, to act on a proposal to amend the Company's Restated Certificate of Incorporation to reduce the total number of shares of capital stock which the Company shall have authority to issue to eleven thousand (11,000), of which ten thousand (10,000) shall be shares of Common Stock with a par value of $.01 per share and one thousand (1,000) shall be shares of Preferred Stock with a par value of $.01 per share.

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Only stockholders of record at the close of business on September 24, 1999 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. Your shares cannot be voted unless they are represented by proxy or you make other arrangements to have them represented at the meeting. Please vote your shares.


By Order of the Board of Directors,


Robert I. Antle
Executive Vice President, Secretary and Chief Financial Officer

September __, 1999



    Whether or not you intend to be present at the meeting, please mark, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid, addressed envelope. You may nevertheless vote in person if you attend the meeting.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

GENERAL INFORMATION............................................................1

SPECIAL FACTORS................................................................4
  Background of the Proposed Reverse Stock Split Proposal......................4
  The Effects of the Reverse Stock Split and Reduction in Authorized Stock.....7
  Potential Detriments of the Reverse Stock Split Proposal to Stockholders;
    Accretion in Ownership and Control of Certain Stockholders.................9
  Financial Effect of the Reverse Stock Split..................................9
  Recommendation of the Board of Directors; Fairness of the Reverse Stock
    Split.....................................................................15
  Conduct of the Company's Business after the Reverse Stock Split.............22


STOCK OWNERSHIP...............................................................24


PROPOSAL 1


  ELECTION OF TWO CLASS I DIRECTORS...........................................26


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.......................29

EXECUTIVE COMPENSATION........................................................31

PROPOSAL 2


  DIRECTORS' PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF IAH'S COMMON STOCK AND
  TO SET FORTH THE FORMULA FOR COMPUTING THE PRICE TO BE PAID IN LIEU OF
  ISSUING FRACTIONAL SHARES TO STOCKHOLDERS WHO, FOLLOWING THE REVERSE
  STOCK SPLIT, WOULD HOLD OF RECORD IN ANY
  DISCRETE ACCOUNT, LESS THAN ONE SHARE OF IAH COMMON STOCK...................34
  Summary.....................................................................34
  Structure of the Reverse Stock Split........................................36
  Purpose of the Reverse Stock Split..........................................39
  Effect of the Reverse Stock Split Proposal on IAH Stockholders..............41
  Cash-Out Price..............................................................43
  Effect of the Reverse Stock Split Proposal on IAH...........................43
  Stock Certificates..........................................................45
  Material Federal Income Tax Consequences....................................46
  Appraisal Rights............................................................48
  Reservation of Rights.......................................................48

PROPOSAL 3


  DIRECTORS' PROPOSAL TO AMEND THE COMPANY'S
  RESTATED CERTIFICATE OF INCORPORATION TO
  REDUCE THE NUMBER OF AUTHORIZED SHARES
  OF THE COMPANY..............................................................50


PERFORMANCE GRAPH.............................................................51


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................52


PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME........................52


OTHER MATTERS.................................................................54


ADDITIONAL INFORMATION........................................................54
  Financial Information.......................................................54
  Cost of Proxy Solicitation and the Reverse Stock Split......................55
  Independent Public Accountants..............................................55
  Stockholder Proposals for 2000 Annual Meeting...............................55
  Available Information.......................................................56
  The Company's Annual Report on Form 10-K/A2 and Quarterly Report on Form
    10-Q/A....................................................................56
  Incorporation of Certain Documents by Reference.............................56


EXHIBIT A


  CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF
  INCORPORATION OF INTERNATIONAL AMERICAN HOMES, INC.........................A-1

International American Homes, Inc.
9950 Princess Palm Avenue
Suite 112
Tampa, Florida 33619
(813) 664-1100

                                 PROXY STATEMENT
--------------------------------------------------------------------------------

GENERAL INFORMATION

         We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of International American Homes, Inc. (which we refer to as "IAH," the "Company," "we," or "us"), for the 1999 Annual Meeting of Stockholders, including any adjournment or postponement (the "Annual Meeting"). The meeting will be held on October , 1999, in Tampa, Florida.


         Among the matters to be considered at the Annual Meeting are two proposals for amendment of the Company's Restated Certificate of Incorporation. One is a proposal for a 1 for 500 reverse stock split, which is intended to enable, and, if approved will enable, the Company to "go private" and thus end its obligations to file annual and periodic reports and make other filings with the Securities and Exchange Commission. The other, which is being proposed contingent upon adoption of the reverse stock split proposal, would effect a major reduction in the number of shares that the Company is authorized to issue. If approved, and implemented, the latter proposal will effect a significant reduction in the annual Delaware franchise taxes payable by the Company.


         We are mailing this proxy statement, together with a form of proxy and the Company's Form 10-K Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Fiscal Year ended March 31, 1999, as amended (the "1999 10-K/A2 Annual Report") and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as amended (the "10-Q/A Report"), starting on or about September , 1999, to stockholders entitled to vote at the meeting.

Stockholders Entitled to Vote at the Meeting

    If you are a registered stockholder at the close of business on the record date, September 24, 1999, you are entitled to receive this notice and to vote at the meeting. There were 870,880 shares of common stock, par value $.01, of the Company (the "Common Stock") outstanding on the record date. You will have one vote for each share of Common Stock you own on each matter properly brought before the meeting.


How to Vote Your Shares

     Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote. If you own your shares in record name, you may cast your vote in the following way:

     o Simply mark your proxy card, and then date, sign, and return it in the postage-paid envelope provided.

         Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

         You may revoke your proxy at any time before it is voted at the meeting by:

     o   properly executing and delivering a later-dated proxy;

     o   voting by ballot at the meeting; or

     o sending a written notice of revocation to the inspectors of election in care of the Secretary of the Company at the address listed above.

Voting at the Annual Meeting

     The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

     Your shares will be voted at the meeting as directed by the instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting, and (4) you did not revoke your proxy prior to the meeting.

The Board's Recommendations

     If you send a properly executed proxy card without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

     o FOR the election of the nominated slate of directors (see pages 26 to 33); and

     o FOR the approval of an amendment (the "Amendment") to IAH's Restated Certificate of Incorporation (the "Charter") to effect a 1 for 500 reverse stock split of IAH's Common Stock and to provide that the price to be paid in lieu of issuing fractional shares to any IAH stockholder, who, following the reverse stock split, would own less than one share of IAH Common Stock of record in any discrete account shall be an amount equal to the product obtained by multiplying (a) 500 times the greater of (i) $5.40 and (ii) the weighted average trading price per share of all IAH Common Stock sold during the period beginning January 1, 1999 and ending on the twelfth business day next following the date of this Notice of Annual Meeting, as reported or expected to be reported by the BLOOMBERG(R)service (the "Cash-Out Price") by (b) the number of shares of IAH Common Stock owned by such stockholder in such account immediately prior to the reverse stock split (the "Reverse Stock Split Proposal"). The Company intends to issue a press release announcing the actual amount of cash per share calculated to be paid to holders of fewer than 500 shares in any discrete account (in lieu of fractional shares) promptly after such amount is determined. In addition stockholders may inquire about the actual cash out amount by calling the Company's transfer agent, First Union National Bank, at 1-800-829-8432 after October _, 1999. (See pages 4 to 23 and 34 to 49).

     o FOR the approval of an amendment (the "Share Reduction Amendment") to IAH's Charter to reduce the total number of shares of capital stock which the Company shall have authority to issue to eleven thousand (11,000), of which ten thousand (10,000) shall be shares of Common Stock with a par value of $.01 per share and one thousand (1,000) shall be shares of Preferred Stock with a par value of $.01 per share. (See page 50).

Votes Required to Approve Each Item

     The presence at the meeting (in person or by proxy) of the holders of at least a majority of the shares outstanding on the record date, September 24, 1999, is necessary to have a quorum allowing us to conduct business at the meeting.

     The following votes are required to approve each item of business at the meeting:

     o Election of Directors: A plurality of the votes cast at the meeting (in person or by proxy) is required to approve the election of directors (Proposal 1).

     o Reverse Stock Split Proposal; Approval of the proposed amendment to the Company's Charter to effect the 1 for 500 reverse stock split and to set forth the formula for computing the price to be paid in lieu of issuing fractional shares to stockholders who, following the reverse stock split, would hold of record in any discrete account, less than one share of IAH Common Stock, requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote at the meeting (Proposal 2).

     o Reduction in Number of Authorized Shares: Approval of the proposed amendment to the Company's Charter to reduce the number of authorized shares of capital stock of the Company requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote at the meeting (Proposal 3).

     o Other Items: A majority of the votes cast at the meeting (in person or by proxy) is required to approve any other items of business that may properly come before the meeting.

     Broker "no-votes" and abstentions have no effect on the outcome of the vote for the election of directors or any other items, except that they will have the effect of a negative vote on the proposals to amend IAH's Charter
(Proposals 2 and 3). Broker "no-votes" occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.

     NOTE that the proposal to reduce the number of shares that IAH is authorized to issue is contingent upon stockholder approval of the reverse stock split. If the reverse stock split is not approved, the proposal to reduce the number of authorized shares will not be submitted to a vote at the Annual Meeting.

                                 SPECIAL FACTORS


Background of the Proposed Reverse Stock Split Proposal

         International American Homes, Inc. was incorporated under the laws of the State of Delaware on April 27, 1983. The Company, through its subsidiary, designs, builds, and sells single-family homes and villas and develops finished building lots, primarily in middle income communities in suburban residential areas in Greater Tampa, Florida.

         On April 16, 1990, the Company and certain of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey. On August 12, 1992, the Bankruptcy Court entered an order confirming the Company's Plan of Reorganization (the "Plan").

         The Plan provided for distributions to creditors equal to 50 percent of future cash flows (as defined in the Plan), if any, for the periods ending June 30, 1993 through June 30, 1998. The Plan also requires that before the Company can pay any dividends to stockholders it must first pay to holders of certain creditors' claims $1,250,000 (the "Dividend Restriction"). The payments to such creditors required to release the Dividend Restriction have not been made. The Plan also contained other restrictive covenants regulating various aspects of the Company's operations. With the exception of the Dividend Restriction which continues, all other restrictive covenants expired on August 12, 1998.

         Of the Company's approximately 2,319 current record stockholders, approximately 2,057 hold fewer than 100 shares, representing less than 4.6% of the outstanding Common Stock and 171 hold between 100 and 499 shares representing less than 4.6% of the outstanding Common Stock. Collectively, the 2,228 record holders of Common Stock holding fewer than 500 shares of Common Stock (approximately 96% of all record holders) own an aggregate of 72,473 shares representing less than 9.1% of the outstanding Common Stock. The Company does not have direct knowledge of the number of shares of its Common Stock that are owned beneficially (but not of record) by persons who own fewer than 500 shares of its Common Stock in nominee name, but based on the number of sets of proxy materials that the Company is requested to provide annually to brokers, dealers, etc., the Company estimates that there are at least 500 such holders owning beneficially approximately 75,000 shares of its Common Stock. Accordingly, the Company estimates that there are at least 150,000 shares of its Common Stock being held by stockholders of record or beneficially in discrete accounts of fewer than 500 shares. In making the computations presented elsewhere in this Proxy Statement (including the preparation of the pro forma financial statements included herein), the Company has assumed that substantially all beneficial owners of fewer than 500 shares will convert their holdings to record ownership prior to the effective date of the reverse stock split. The Board and the Company's management are of the view that the recurring expense and burden of maintaining so many small stockholder accounts coupled with the costs associated with maintaining registration of the Company's Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") is not cost efficient for an enterprise the size of the Company.

         Twice previously the Company effected reverse stock splits in an effort to attain an acceptable per share price and encourage development of an active market for the Common Stock. At the Annual Meeting of Stockholders held on September 13, 1994, the stockholders approved a proposal to amend the Company's Restated Certificate of Incorporation (i) to effect a 1-for-10 reverse stock split of the Company's issued and outstanding Common Stock and (ii) to reduce the number of authorized shares of Common Stock from 30 million to 10 million. The amendments did not change the par value of the Common Stock which remained at $.01 per share. The stated purpose of that reverse stock split was to decrease the number of shares outstanding and presumably increase the per share market price of the Common Stock. At the time, the Company's Common Stock was considered to be a "penny stock" and as such was more difficult to trade through stockbrokers. The Company also then intended that if the market price per share of Common Stock increased sufficiently, and if the other requirements for listing were satisfied, it would apply for listing on NASDAQ or the American Stock Exchange. The Company also recognized at that time the benefits of eliminating the cost of maintaining certain of its smaller stockholder accounts and the ability of the reverse stock split to enable stockholders owning of record fewer than ten shares to dispose of their investment without brokerage charges. The amendments became effective on May 31, 1995 with the filing of a Certificate of Amendment with the Secretary of State of Delaware.

         Subsequently, at the 1998 Annual Meeting of Stockholders, which was held on September 17, 1998, the stockholders approved a proposal to adopt an amendment to the Company's Restated Certificate of Incorporation to effect a 1-for-3 reverse stock split of the Company's issued and outstanding Common Stock. This amendment did not change the par value of the Common Stock which remained at $.01 per share or the number of authorized shares which remained at 10 million. The stated purpose of that reverse stock split was to decrease the number of shares outstanding and to increase the per share market price of the Common Stock. At the time, the Company's Common Stock was considered to be a "penny stock" and as such was more difficult to trade through stockbrokers and would not qualify for margin accounts at most brokerage firms. The amendment became effective on December 1, 1998 with the filing of a Certificate of Amendment with the Secretary of State of Delaware.

         In addition, promptly following the 1998 Annual Meeting of Stockholders, on September 17, 1998 the Company's Board of Directors authorized the repurchase by the Company of up to 15% of the Company's outstanding Common Stock, at such prices and at such times as the Company's officers concluded that it were to be in the best interests of the Company and its stockholders to do so. The repurchases were to be made in market transactions as well as in block and other negotiated transactions at prices that might be at, above or below then current market prices for the Company's Common Stock.

         Since the institution of the stock repurchase program, the Company has purchased an aggregate of 36,769 shares of Common Stock from four different stockholders, each of whom then held in excess of five hundred shares. The total cost to the Company for such shares was $189,391, or approximately $5.15 per share. The Company was not able to purchase shares from any stockholder holding fewer than 500 shares of Common Stock.

         At present, the Company has approximately 2,057 stockholders of record with fewer than 100 shares of Common Stock (not including beneficial owners whose shares may be registered in "street" names), 1,278 of whom have not made the exchange of stock certificates provided for in connection with the 1995 reverse stock split, and an additional 318 of whom have not made the exchange of stock certificates provided for in connection with the 1998 reverse stock split. Furthermore, of the 171 stockholders owning of record between 100-499 shares of Common Stock, 86 have not made the exchange of stock certificates provided for in the 1995 reverse stock split and another 39 have not made the exchange of stock certificates provided for in the 1998 reverse stock split. In sum, of the Company's 2,228 stockholders with fewer than 500 shares of record, the Company may have lost effective contact with all but 507 of them.

         The Company is concerned about its apparent loss of effective contact with many of its stockholders. The Company is also sensitive to the fact that some stockholders' may believe (wrongly) that their Common Stock in the Company is of so little value that brokerage commissions and administrative inconvenience deter them from selling or exchanging shares. Prior to 1999 the Board sought to maintain the public status of the Company in part to help encourage the development of an active public market for such shares and make them more liquid. However, that market has not proved to be as active or liquid as the Board had hoped. Moreover, there has been a change in the Company's focus. With its withdrawal from the Metropolitan Washington, D.C. real estate market (completed earlier this year), the Company has become just one of many home builders serving Greater Tampa and surrounding Florida communities. Consequently, the Board has come to believe that the Company, as such, derives little benefit from the continued registration of its Common Stock under the 1934 Act. Accordingly, the Board has decided to present the Reverse Stock Split Proposal to its stockholders for their consideration and approval as a means of providing liquidity for the holdings of those stockholders who own fewer than 500 shares of record in any discrete account and, incident thereto and as the primary purposes thereof, to deregister the Company's Common Stock under the 1934 Act and reduce the recurring expenses resulting from the Company's public status.

         In making this determination, the Board of Directors considered other means of achieving this result, but rejected these alternatives because the Board of Directors believed that the Reverse Stock Split Proposal would be simpler and less costly. These alternatives were:

         (a) A tender offer at a similar price per share, but the Board believed it would not result in shares being tendered by a sufficient number of record stockholders so as to accomplish the going private objective and reducing recurring costs. In addition to the apparent loss of effective contact with many of the record holders, it was thought unlikely that many holders of small numbers of shares would make the effort to tender their shares;

         (b) A purchase of shares in the open market. There has been modest trading activity in the Company's shares and the Company's existing stock repurchase program has not been met with high stockholder response; therefore, it would be highly unlikely that shares could be acquired by the Company from a sufficient number of holders to accomplish the Board's objectives; and

         (c) A statutory merger into a new company, but this procedure would not only involve the same issues as the Reverse Stock Split Proposal, but also the possibility of multiple costly appraisal proceedings which the Board felt would be disruptive and unpredictable as to outcomes. Moreover, these added costs would only reduce further the amount of Company assets available to be paid to the stockholders.

         The Reverse Stock Split Proposal is being made at this time because the sooner the proposal can be implemented, the sooner the Company will cease to incur the expenses and burdens and the sooner stockholders who are to receive cash in lieu of fractional shares of Common Stock will receive and be able to reinvest or otherwise make use of such cash payments. Moreover, because [^] the Reverse Stock Split Proposal will be considered and voted upon at the Company's Annual Meeting of Stockholders, the expense to be incurred by the Company in connection with the proposal is expected to be less than it would be if the proposal were to be made at a different time.

         As management continued to consider the Company's options, it became apparent that the Reverse Stock Split Proposal was the best choice for the stockholders and the Company. The Board deemed a tender offer to all holders to be imprudent due to potential expenditures associated with it and the lack of assurance that an adequate number of stockholders with fewer than 500 shares would tender their shares in a tender offer, thus thwarting the Company's intended purpose of reducing costs and terminating the registration of the Company's Common Stock under the 1934 Act. Significantly, by setting the reverse stock split ratio at 500-to-1, the Company estimates that following the proposed reverse stock split fewer than 100 stockholders of record will remain, comfortably below the maximum of 300 stockholders of record necessary to terminate registration under the 1934 Act.

         On June 24, 1999, the Board having heard proposals from members of management determined to proceed with the transaction and to submit the Reverse Stock Split Proposal to the stockholders for approval.

The Effects of the Reverse Stock Split and Reduction in Authorized Stock

         (1) Reduction in the Number of Stockholders and the Number of Outstanding Shares. The Company believes that the reverse stock split will reduce the number of record stockholders from approximately 2,319 to fewer than
100. As noted earlier, in addition to the approximately 72,473 shares held by stockholders of record with fewer than 500 shares in their account, the Company assumes that beneficial owners of approximately 75,000 shares will transfer such shares into record accounts containing fewer than 500 shares prior to the Effective Date. Accordingly, the number of outstanding shares of present Common Stock will change from 870,880 to approximately 720,880 (or approximately 1,442 post-reverse stock split shares). The Company also believes that completion of the reverse stock split will cause the public market for shares of Common Stock to be eliminated.

         (2) Transfer of Book Value. Because (i) the Company currently expects that the price to be paid to holders of record of fewer than 500 shares of present Common Stock will be at least $5.40 per share of present Common Stock, subject to upward adjustment depending upon fluctuation in the weighted average trading price per share, (ii) the number of shares of present Common Stock expected to be cashed out as a result of adoption of the Reverse Stock Split Proposal is estimated to approximate 150,000, (iii) the costs to the Company (including expenses) of effecting the reverse stock split and making payments in lieu of fractional shares is expected to approximate $1,050,000, (iv) at March 31, 1999, aggregate stockholders' equity in the Company approximated $8,546,000, or $9.97 per share, and (v) at June 30, 1999, aggregate stockholders' equity in the Company approximated $8,918,000, or $10.26 per share, it is expected that

         o aggregate stockholders' equity in the Company will be reduced from approximately $8,918,000 (at June 30, 1999) to approximately $7,868,000;

         o The book value per share of present Common Stock that is not being cashed out in the reverse stock split (720,880 shares) will increase from $10.26 per share of present Common Stock to approximately $10.91 per share ($5,456 per post reverse stock split share);

         o Net annual income per share of present Common Stock (including non-recurring income) will increase from $2.47 to $2.98
                  ($2.45 to $2.95 on a fully diluted basis) in each case assuming that the Company's future annual net income (including non-recurring income) will be the same as in fiscal 1999; and

         o Net annual income per share of present Common Stock (excluding non-recurring income) will increase from $1.02 to $1.24
                  ($1.01 to $1.22 on a fully diluted basis) in each case assuming that the Company's future annual net income (excluding non-recurring income) will be the same as in fiscal 1999.

         The Company currently estimates that the Cash-Out Price per share to be paid to holders of record of fewer than 500 shares of present Common Stock will be at least $5.40. The actual price may be higher (but cannot be lower) based on the weighted average trading price of the Common Stock during the twelve business days following the date of this Proxy Statement. The Company intends to issue a press release announcing the actual amount of cash per share calculated to be paid to holders of fewer than 500 shares in any discrete account (in lieu of fractional shares) promptly after such amount is determined. In addition stockholders may inquire about the actual cash out amount by calling the Company's transfer agent, First Union National Bank, at 1-800-829-8432 after October __, 1999. For the purpose of all calculations contained in this Proxy Statement, the Company has assumed a $5.40 per share Cash-Out Price.

         (3) Termination of Exchange Act Registration. The Common Stock is currently registered under the 1934 Act. Such registration may be terminated by the Company if the Common Stock is no longer held by 300 or more stockholders of record. Termination of registration of the Common Stock under the 1934 Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the 1934 Act, such as the short-swing profit recovery provisions of Section 16(b) of the 1934 Act, proxy statement disclosure in connection with stockholders meetings and the related requirement of an annual report to stockholders, no longer applicable to the Company. Accordingly, for a total expenditure by the Company of approximately $1,050,000 (including amounts payable to cashed-out stockholders) the Company estimates it will eliminate costs and expenses associated with continuance of the 1934 Act registration, which the Company estimates approximate $110,000 on an annual basis. The Company intends to apply for such termination as soon as practicable following completion of the Reverse Stock Split.

         One related benefit from the termination of registration of the Common Stock under the 1934 Act will be the retention of certain proprietary information of the Company. While historically the Company conducted activities in a number of metropolitan markets, it currently operates only in the greater Tampa market. Accordingly, the disclosure mandated in the Company's 1934 Act filings can be readily analyzed by the Company's competitors, rendering IAH at a competitive disadvantage since it does not have access to similar information of its rivals who operate in more than one market.

         With respect to the executive officers and directors of the Company, in the event the registration of the Common Stock is terminated under the 1934 Act:
(a) executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the 1934 Act, including without limitation the reporting and short-swing profit provisions of
Section 16, and (b) executive officers and directors of the Company may be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended under the Securities Act of 1933.

         (4) Effect on Market for Shares. The Company's Common Stock is currently traded in the over-the-counter market, and last sales prices are reported on the OTC Bulletin Board(R) ("OTCBB") which is a regulated quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. There are presently four (4) known market makers in the Company's Common Stock. It is unlikely that the market makers in the Common Stock will continue to act in that capacity after the reverse stock split and termination of the registration of the Company's Common Stock. Upon termination of the registration of the Common Stock under the 1934 Act, the reduction in public information concerning the Company and the termination of the Company's status as a reporting company may adversely affect the liquidity and market value of the Common Stock. In addition, the increase in the per share price of the Common Stock and the decrease in the number of shares of Common Stock outstanding as a result of the reverse stock split may also adversely affect the liquidity and market value of the Common Stock.

         (5) Reduction in Number of Authorized Shares. The Share Reduction Amendment to the Company's Restated Certificate of Incorporation will reduce the number of authorized shares of Common Stock from 10,000,000 shares to 10,000 shares and the number of authorized shares of Preferred Stock from 4,000,000 to 1,000 shares. With the exception of the number of authorized shares, the terms of the preferred stock and Common Stock before and after the reverse stock split will remain the same. The reduction in the number of authorized shares is expected to result in a substantial reduction in the annual franchise taxes payable by the Company.


         The par value of the Common Stock and Preferred Stock will remain $.01 per share following consummation of the reverse stock split.

         If the Reverse Stock Split Proposal is effected, the Compensation Committee of the Board of Directors will take such action as it deems necessary to make equitable adjustments to any outstanding employee stock options.

Potential Detriments of the Reverse Stock Split Proposal to Stockholders; Accretion in Ownership and Control of Certain Stockholders

         Stockholders owning fewer than 500 shares of record in any discrete account immediately prior to the Effective Date of the reverse stock split will, after the reverse stock split takes place, no longer have any equity interest in the Company and therefore will not participate in its future potential earnings or growth. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining stockholders. Transfers by the remaining stockholders of their shares to third parties are not anticipated.

         Potential detriments to Company stockholders who remain as stockholders if the reverse stock split is effected include decreased access to information and decreased liquidity. If the Reverse Stock Split Proposal is effected, the Company intends to terminate the registration of its Common Stock under the 1934 Act. As a result of such termination, the Company will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act. The liquidity and market value of the shares of Common Stock held by unaffiliated stockholders may be adversely affected by the reverse stock split and by termination of the registration of the Common Stock under the 1934 Act.

         As a result of the reverse stock split, all stockholders who are not cashed out stockholders will benefit from the resulting increase in the book value of their shares. It is expected that (a) the percentage of ownership of Common Stock of the Company held by officers and directors of the Company as a group (including, those shares held by Mrs. Ina J. Davis) will increase from 47.39% to 57.25%, and (b) the collective book value of the shares of Common Stock held by officers and directors as a group will increase from $4,231,000 to $4,510,000.

         The Board of Directors did not retain either an investment bank or other financial adviser to render a report or opinion with respect to the fairness of the Reverse Stock Split Proposal to the Company or its stockholders or an unaffiliated representative to represent the unaffiliated stockholders of the Company in negotiating the terms of the Reverse Stock Split Proposal.

Financial Effect of the Reverse Stock Split

         The reverse stock split and the use of approximately $1,050,000 cash to complete the reverse stock split, which includes professional fees and other expenses related to the transaction and payments to be made in lieu of issuing fractional shares, are not expected to have any material adverse effect on the Company's capitalization, liquidity, results of operations or cash flow. Because the actual number of fractional shares which will be purchased by the Company and the price to be paid in lieu of fractional shares to stockholders who, following the reverse stock split, would hold of record in any discrete account less than one share of Common Stock, are unknown at this time, the total cash to be paid to holders by the Company is unknown, but is estimated to be $810,000.

         The Company expects to be able to finance the Reverse Stock Split Proposal through draws upon its existing revolving line of credit with NationsBank of Florida, N.A. The Company is generally entitled to finance its home construction costs up to 75% of the value of each particular home unit but has recently been borrowing significantly less and instead funding out of its working capital. Accordingly, the Company has a reserve in its construction line of credit which can be drawn down prior to the reverse stock split, increasing the amount of cash from which it will fund the reverse stock split. The Company expects to utilize this revolving line of credit to fund the entire $1,050,000 anticipated to be necessary to complete the reverse stock split. As of August [31], 1999 the amount available under the line of credit was $[3,598,000]. Amounts borrowed under the line of credit have an interest rate of prime plus 1/4%, and are secured by the Company's work-in-progress. No specific plans or arrangements have been made concerning the repayment of amounts to be drawn upon.


         The following pro forma financial information presents the effect on the Company's historical financial position of the reverse stock split, including expenses of the transactions described herein and the cash payments to Cashed Out Stockholders estimated to aggregate $1,050,000. The unaudited pro forma balance sheets reflect the transaction as if it occurred on the balance sheet dates. The unaudited pro forma statements of operations reflect the transaction as if it had occurred at the beginning of the periods presented.

         The unaudited pro forma balance sheets are not necessarily indicative of what the Company's financial position would have been if the reverse stock split had been effected on the dates indicated, or will be in the future. The information shown on the unaudited pro forma statements of operations is not necessarily indicative of the results of future operations.

         The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of the Company which are incorporated by reference into this Proxy Statement. See "Incorporation of Certain Documents by Reference."

               INTERNATIONAL AMERICAN HOMES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)
                                 MARCH 31, 1999



                                                                                   Pro forma
                                                                   Historical     Adjustments     Pro forma
                                                                   ----------     -----------     ---------


Receivables                                                          $  1,626                      $  1,626
Collateral for bonds payable                                            3,199                         3,199
Real estate inventory                                                  18,247                        18,247
Total assets                                                           24,768                        24,768
Mortgage notes and loans payable                                        8,571       1,050  (1)        9,621
Bonds payable                                                           3,068                         3,068
Total liabilities                                                      16,222       1,050  (1)       17,272
Stockholders' equity                                                    8,546      (1,050) (2)        7,496


Book Value Per Share                                                     9.97                         10.60

(1) To record the increase in mortgage notes and loans payable and total liabilities for the additional indebtedness incurred for the cash payments to cashed out stockholders and expenses of the reverse stock split. As of August [31], 1999, the Company had unused borrowing capacity of $[3,598,000], substantially more than the amount needed for such purposes. See "--Financial Effect of the Reverse Stock Split."

(2) To record the reduction in stockholders' equity for the total costs (including payments to cashed out stockholders) of effecting the proposed reverse stock split.

               INTERNATIONAL AMERICAN HOMES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in thousands)
                                 MARCH 31, 1999

                                                                                      Pro forma
                                                                      Historical     Adjustments       Pro forma
                                                                      ----------     -----------       ---------
Revenues:                                                               $49,992                          $49,992
   Home sales                                                               335                              335
                                                                      ----------                       ---------
   Interest and other income                                             50,347                           50,347
                                                                      ----------                       ---------
Costs and expenses:
   Cost of home sales                                                    42,236                           42,236
   Selling, general and administrative                                    6,144          (110) (1)         6,034
   Interest                                                                 373            87  (2)           460
   Depreciation                                                              88                               88
   Reversal of creditor liability                                       (1,322)                          (1,322)
                                                                      ----------     -----------       ---------
                                                                         47,519           (23) (3)        47,496
                                                                      ----------     -----------       ---------
Income before income taxes                                                2,828           (23) (4)         2,851
Provision for income taxes                                                  583             7  (5)           590
                                                                      ----------     -----------       ---------
Net income                                                               $2,245            16  (6)         2,261
                                                                      ----------     -----------       ---------

Per Common Share: (7)
   Basic net income                                                       $2.47                            $2.98
                                                                      ----------                       ---------
   Weighted average number of shares used in basic net income per
      share data, as adjusted for the Reverse Stock Splits              908,550                          758,550
                                                                      ----------                       ---------
   Diluted net income                                                     $2.45                            $2.95
                                                                      ----------                       ---------
   Weighted average number of common and common equivalent
      shares                                                            917,350                          767,350
                                                                      ----------                       ---------

Ratio of Earnings to Fixed Charges                                       3.25:1                           3.12:1

(1) To record estimated savings to be realized annually (assuming approval of the Reverse Stock Split Proposal) in respect of independent auditor's fees, SEC counsel fees, transfer agent's fees, printing and mailing expense, independent (outside) directors' fees and expenses, directors' and officers' liability insurance and miscellaneous costs associated with being a public company. See page 40 herein under "Proposal 2--Purpose of the Reverse Stock Split" for information supporting the estimated savings.

(2)   To record annual interest on the additional borrowings.
(3)   Total reduction in expenses.
(4)   Increase in income before income taxes.
(5)   Additional income taxes.
(6)   Increase in net income.
(7) For ease of comparison, the per common share data set forth below in the Pro forma column is presented as if the number of shares that are not being cashed out continued to remain unchanged. Giving effect to the 1 for 500 reverse stock split of such shares (a) basic net income would be $1,490, (b) the weighted average number of shares used in basic net income per share data would be 1,517.10, (c) diluted net income would be $1,473, and (d) the weighted average number of common and common equivalent shares would be 1,534.70.

               INTERNATIONAL AMERICAN HOMES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)
                                  JUNE 30, 1999

                                                                                      Pro forma
                                                                        Historical   Adjustments      Pro forma
                                                                        ----------   -----------      ---------
Receivables                                                            $     1,306                 $      1,306
Collateral for bonds payable                                                 2,926                        2,926
Real estate inventory                                                       17,640                       17,640
Total assets                                                                23,994                       23,994
Mortgage notes and loans payable                                             8,318      1,050  (1)        9,368
Bonds payable                                                                2,808                        2,808
Total liabilities                                                           15,076      1,050  (1)       16,126
Stockholders' equity                                                         8,918     (1,050) (2)        7,868

Book Value Per Share                                                         10.26                        10.94

(1) To record the increase in mortgage notes and loans payable and total liabilities for the additional indebtedness incurred for the cash payments to cashed out stockholders and expenses of the proposed reverse stock split. As of August [31], 1999, the Company had unused borrowing capacity of $[3,598,000], substantially more than the amount needed for such purposes. See "--Financial Effect of the Reverse Stock Split."

(2) To record the reduction in stockholders equity for the total costs (including payments to cashed out stockholders) of effecting the proposed reverse stock split.

               INTERNATIONAL AMERICAN HOMES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in thousands)
                                  JUNE 30, 1999

                                                                                       Pro forma
                                                                         Historical   Adjustments      Pro forma
                                                                         ----------   -----------      ---------
Revenues:                                                                   $14,109                      $14,109
   Home sales                                                                    79                           79
                                                                         ----------                    ---------
   Interest and other income                                                 14,109                       14,109
                                                                         ----------                    ---------

Costs and expenses:
   Cost of home sales                                                        11,792                       11,792
   Selling, general and administrative                                        1,679       (28) (1)         1,651
   Interest                                                                      70         22 (2)            92
   Depreciation                                                                  30                           30
   Restructuring Provision                                                       50                           50
                                                                         ----------   -----------      ---------
                                                                             13,621        (6) (3)        13,615
                                                                         ----------   -----------      ---------
Income before income taxes                                                      488        (6) (4)           494
Provision for income taxes                                                      172        (2) (5)           174
                                                                         ----------   -----------      ---------
Net income                                                                     $316         4  (6)           320
                                                                         ----------   -----------      ---------
Per Common Share: (7)
   Basic net income                                                            $.37                         $.45
                                                                         ----------                    ---------
   Weighted average number of shares used in basic net income per
      share data, as adjusted for the Reverse Stock Splits                  858,355                      708,355
                                                                         ----------                    ---------
   Diluted net income                                                          $.36                         $.44
                                                                         ----------                    ---------
   Weighted average number of common and common equivalent shares           875,708                      725,708
                                                                         ----------                    ---------
Ratio of Earnings to Fixed Charges                                           2.07:1                       2.03:1

(1) See Note 1 to "Consolidated Statements of Operation" on page 12 above. In computing estimated quarterly savings in general and administrative expenses, it has been assumed that estimated annual expense savings will be realized evenly over the four calendar quarters in each of the Company's fiscal years that follow the reverse stock split. See also page 40 herein under "Proposal 2--Purpose of the Reverse Stock Split."

(2)   To record quarterly interest on the additional borrowings.
(3)   Total reduction in expenses.
(4)   Increase in income before income taxes.
(5)   Additional income taxes.
(6)   Increase in net income
(7) For ease of comparison, the per common share data set forth below in the Pro forma column is presented as if the number of shares that are not being cashed out continued to remain unchanged. Giving effect to the 1 for 500 reverse stock split of such shares (a) basic net income would be $226,
      (b) the weighted average number of shares used in basic net income per share data would be 1,416.71, (c) diluted net income would be $220, and
      (d) the weighted average number of common and common equivalent shares would be 1,451.42.

Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal

        The Board believes that the Reverse Stock Split Proposal, taken as a whole, is fair to, and in the best interests of the Company and its stockholders, including those who will receive cash in lieu of fractional shares, those who will receive shares of new Common Stock and those who will receive both cash and shares. The Board also believes that the process by which the transaction is to be approved is fair. The Board recommends that the stockholders vote for approval and adoption of the Reverse Stock Split Proposal and the reduction in the number of shares that the Company is authorized to issue as described above. Each member of the Board and each officer of the Company who owns shares of Common Stock has advised the Company that he intends to vote his shares in favor of the Reverse Stock Split Proposal and the reduction in the number of shares that the Company is authorized to issue.

        The Board has retained for itself the absolute authority to reject (and not implement) the Reverse Stock Split Proposal (even after approval thereof) if it determines subsequently that the Reverse Stock Split Proposal is not then in the best interests of the Company and its stockholders. If the Reverse Stock Split Proposal is not approved, or, if approved, is not implemented, the proposed reduction in the number of shares that the Company is authorized to issue will not be implemented.

        The Company did not obtain an independent fairness opinion in connection with the proposed Reverse Stock Split Proposal. The Board unanimously approved the Reverse Stock Split Proposal.

        The Board considered a number of factors in determining whether it was in the best interests of the Company and its stockholders to undertake a transaction to reduce the number of stockholders to fewer than 300 persons in order to terminate the registration of its Common Stock under the 1934 Act. The Board of Directors reviewed and discussed with management of the Company materials which had been prepared by management and distributed to the Board relating to cost savings to be achieved by terminating the registration of the Common Stock. The Board of Directors determined that cost savings of approximately $110,000 per year could be achieved if the Company terminated the registration. The Board of Directors also considered the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the Common Stock under the 1934 Act. The Board of Directors considered the effect that terminating the registration of the Common Stock might have on the market for the Common Stock and the ability of stockholders to buy and sell shares. The Board also considered the competitive disadvantage the Company currently faces since the mandated disclosure under the 1934 Act filings can be easily analyzed by competitors as being derived from operations in a single housing market. The Board of Directors determined that the cost savings, reduced burden on management and increased confidentiality of proprietary information to be achieved by terminating registration of the Common Stock under the 1934 Act outweighed any potential detriment from termination of registration.

        The Board of Directors considered several alternative transactions to accomplish the reduction in the number of stockholders to fewer than 300 persons but, ultimately determined the Reverse Stock Split Proposal was the preferred method. See "--Background of the Proposed Reverse Stock Split Proposal."

        The Board considered numerous factors, discussed below, in reaching its conclusion as to fairness of the Reverse Stock Split Proposal to those stockholders whose shares of Common Stock would be purchased for cash because they did not own at least 500 shares of Common Stock. The Board did not assign any specific weights to the factors listed below but, in reaching its conclusion as to the fairness of the Reverse Stock Split Proposal to holders of record of fewer than 500 shares of Common Stock, primary emphasis was placed on "Current and historical prices of the Company's Common Stock" and the

"Purchase Price paid in Previous Purchases." As more fully discussed below, the Directors were aware that two of the factors considered by them were inconsistent with, and hence should be viewed as weighing against, the fairness of having the cash-out price be determined by reference to the weighted average trading price of the Company's Common Stock over an eight month plus period. Moreover, in their considerations individual directors may have given differing weights to different factors.


        (1) Current and historical market prices of the Company's Common Stock. The Company's Common Stock is not listed on any stock exchange or quoted in the National Association of Securities Dealers Automated Quotation (NASDAQ) system; rather, it is traded on the over-the-counter market and actual transactions are reported on the OTCBB. The Company knows of only four (4) market makers with respect to its Common Stock. The Common Stock is thinly traded: according to the records of the BLOOMBERG service, on average only approximately 7,838 shares have been traded monthly from January 1, 1999 through August 31, 1999. The cumulative weighted average reported price of such shares traded was $5.29 according to the BLOOMBERG service.


        The Board also reviewed high and low bid prices for the Common Stock (as adjusted for prior reverse stock splits) from April 1, 1997 to September 15, 1999, which ranged from $2.63 to $8.00 per share. See "Price Range of Common Stock; Dividends; Trading Volume." The price as quoted by the BLOOMBERG service in the Company's Common Stock on September 15, 1999, was $3.25 bid and $5.00 asked.

        The Board noted, however, the historical illiquidity of the shares, which it believes results from the traditionally extreme spread between the bid and asked price, which it attributes to control by a limited number of market makers on the bid side.

        (2) Net Book Value. As of March 31, 1999, the net book value per share of outstanding Common Stock was approximately $9.97, and as of June 30, 1999, the net book value per share of outstanding Common Stock was approximately $10.26. Although the weighted average trading price per share of Common Stock during the [eight] months ended [August 31], 1999 [($5.29)] is subject to further change during the period ending twelve business days after the date of this Proxy Statement, the final cash out price is unknown and may be higher (but not lower) than $5.40 per share; the Board has assumed that the projected cash out price per share will range between 54% and 53% of book value per share of Common Stock outstanding as of June 30, 1999 (or 63% and 61% of book value as adjusted in the manner provided below). The Board acknowledges that the difference between net book value per share ($10.26 or, if adjusted as set forth below, $8.82) and the minimum cash-out price of $5.40 per share is a factor that weighs against the fairness of its decision to have the cash-out price determined by reference to the weighted average of the trading prices of the Company's Common Stock. For the reasons that follow, however, the Board is of the view that net book value per share is not the appropriate factor by which to measure the fair value of its Common Stock in a case where the price to be determined and paid promptly to holders of approximately 15% of the outstanding Common Stock must be weighed against the interests of holders of the remaining approximately 85%, whose investments in the Company will continue to be at the risk of its future performance and may be adversely affected by increased leverage and reduced liquidity. First, the Board believes that stated book value must be adjusted downward to reflect appropriately the fact that the Plan requires that before the Company can pay any dividends to stockholders it must first pay $1,250,000 to holders of certain creditors' claims that are not recorded as liabilities on the Company's balance sheet. Assuming such adjustment were recorded as a liability, the net book value per share as of March 31, 1999 and June 30, 1999 would have been $8.51 and $8.82, respectively. The Company believes that such adjustment is appropriate because absent the reverse stock split or a sale of a stockholder's shares to a third party, there is no way that a stockholder can realize any return on his or her shares until the $1,250,000 has been paid. Second, the Company's assets consist primarily of construction-in-progress, finished building lots, undeveloped land and deposits on lot purchase commitments. The Company has financed substantially all of its acquisitions of real estate assets with loan commitments. All of the Company's financing arrangements are secured by the related real estate inventory. Homebuilding is a cyclical industry with economic conditions (in addition to weather) having a substantial impact on operating performance. Accordingly, external factors which could cause the Company to default on its loan commitments could result in the forfeiture of certain underlying real estate assets, and other factors which interfere with the Company's ability to satisfy its commitments to purchase finished building lots may result in the Company's forfeiture of substantial deposits related to the purchase thereof. Third, it is the Board's view that net book value is not necessarily a true measure of value but rather is an accounting concept based upon the historical prices paid for assets of the Company. Management of the Company monitors real estate inventory to determine if events or circumstances indicate that its carrying value may not be recoverable on an individual project basis. No such circumstances existed during the year ended March 31, 1999 and the quarter ended June 30, 1999. Although book value was a factor that was considered by the Board among others in determining a cash-out price, the Board determined that it was not directly relevant.


        (3) Going Concern Value. While the Board fully anticipates the Company to continue as a going concern, the experience of the Company during the previous ten (10) years has educated the Company's management as to the fragility of the Company's business. In particular, the bankruptcy of the Company in 1990 and the need in fiscal 1998 to abandon operations in the Metropolitan Washington, D.C. housing market have taught management and the Board not to be overly confident concerning the future viability of the Company, notwithstanding its relative current health and other positive financial indicia. The cyclical nature of the homebuilding industry and other factors (such as (a) general economic conditions, including, without limitation, inflation, availability of funds and other factors on interest rates, negatively impacting sales costs and operating performance, (b) local economic conditions, such as unemployment rates and housing demand in the market in which it builds homes, (c) competition and (d) availability of financing) which may interfere with the Company's financing commitments could cause the Company's financial health to shift in a manner adverse to the Company and, as a consequence, makes it difficult in the Board's view to assess the going concern value of the Company. To test the Board's view that it is difficult to assess the going concern value of the Company, the Board engaged in an analysis of publicly available data concerning 8 selected companies in the home building industry. The companies whose data were analyzed were selected as follows: Annually, Builder Magazine, the magazine of the National Association of Home Builders, provides a survey of the 100 largest home building companies in the United States. Information provided is: units delivered, gross revenue, regional operations, types of construction activities and whether public or private. This became a primary source to identify the eight smallest public residential home building companies. Additionally, investment websites such as PC Quote On-Line and Stockpoint provide listings by SIC classification of public companies in construction with market data and relevant balance sheet and income information along with a description of the nature of their building activities. By searching through the above sources and limiting the universe to those companies that had principally residential home building activities a data base of eight companies ("Selected Companies") was developed.


         The categories compared included the following: revenues, multiple of book value, market capitalization, stockholders' equity, share price as a percentage of equity, return on average equity, return on average assets, net margin and units delivered. From such analyses emerged the following comparisons, which, in the opinion of the Board, demonstrate that none of the Selected Companies analyzed in the Company's industry is truly comparable to the Company.

                 o IAH reported revenues of $50,347,000 for the fiscal year ended March 31, 1999. Average revenue for the Selected Companies was $257,000,000, with a range of $109,000,000 to $406,000,000.

                 o Total stockholders' equity of IAH at June 30, 1999 was $8,918,000. Book value per share based on actual shares outstanding at June 30, 1999 was $10.26. At the average share price of $5.40, IAH Common Stock traded at .53 times book. The Selected Companies traded at an average multiple of .79 times book.

                 o Market capitalization of IAH based on an average price of $5.40 for shares outstanding at July 31, 1999 was $4,703,000. The Selected Companies had an average market capitalization of $57,000,000.

                 o IAH had a return on average equity for the fiscal year ended March 31, 1999 of 12.3% after eliminating non-recurring income. The Selected Companies had an average return on equity of 16.7%.

                 o IAH had a return on average assets of 3.5% for the fiscal year ended March 31, 1999 after eliminating non-recurring income. The Selected Companies had an average return on assets of 5.6%.

                 o IAH had a net margin of 3.0% for the fiscal year ended March 31, 1999 after eliminating non recurring income. The Selected Companies had an average net margin of 5.0%.

                 o IAH delivered 354 homes in the fiscal year ended March 31, 1999. Average homes delivered for the Selected Companies were 1,375 with range of 589 to 1,874.

         There are a number of other reasons the Board reached this conclusion. First, most of the Selected Companies are substantially larger, have greater net worth and have better operating performance than the Company. Second, most of the Selected Companies are geographically diverse, which shields them from local economic fluctuation, as distinguished from the Company, whose activity is only in the greater Tampa area. Relatedly, the Tampa housing market has historically been a low margin market as compared to other geographic areas. Third, while IAH trades over-the-counter, most of the Selected Companies are listed on the New York Stock Exchange or on NASDAQ, each of which promotes an orderly and liquid trading market with much higher volume than the Company's shares normally experience. And fourth, the Company's lenders have historically required and currently require the president of the Company personally to guarantee certain indebtedness of the Company. See "Certain Relationships and Related Transactions." Based upon the difficulty in assessing the going concern value of the Company, the Board concluded that it would be inappropriate to consider such value in evaluating the fairness of the transaction.

        (4) Earnings. The Board reviewed the earnings of the Company for the previous three fiscal years, although ultimately it did not place much weight on this factor due to the existence of non-recurring charges and credits which make it difficult to predict future results with any degree of certainty. For the three years ended March 31, 1999 the Company reported net income (loss) of $2,245,000, ($704,000) and $650,000, respectively. During the fiscal year ended March 31, 1999 income of $1,322,000 resulting from the reversal of a creditor liability was realized. During the fiscal year ended March 31, 1998 a charge of $1,840,000 associated with the termination of operations in Metropolitan Washington D.C. was recorded.

Both the income and the charge are considered to be non-recurring. Adjusted net income eliminating the above two non-recurring items for the three fiscal years ended March 31, 1999 would be $923,000, $510,000 and $650,000, respectively. The average adjusted net income for the three fiscal years ended March 31, 1999, excluding non-recurring items, was $694,000 or $0.81 per share based on the number of shares outstanding on March 31, 1999. Because of the wide swings in the Company's earnings in recent years, the Board concluded that it would be inappropriate to attach much weight thereto in determining the fairness of the transaction.

         (5) Liquidation Value. The Company has no current plan to effect any liquidation of the Company. See "--Conduct of the Company's Business after the Reverse Stock Split." As described above under the caption "Book Value," the Company's primary assets are construction in progress, finished building lots and undeveloped land. The Board believes that the Company would not be able to realize the full value of these assets upon liquidation because (a) the Company would incur wind-down expenses, (b) operating costs and construction and administrative overheads would be disproportionate to the revenue stream, (c) deposits on land purchase agreements would be forfeited, (d) inventory of finished building lots would have to be disposed of, (e) a percentage of contracts for the purchase of new homes would probably be canceled by customers, while others would be subject to additional price incentives as an inducement to close, (f) continuing obligations to provide warranty service would extend the Company's obligations well into the future and (g) cancellation of lease agreements would obligate the Company to additional costs. Having considered the foregoing, the Board estimated that if there were to be an orderly liquidation of the Company carried out over a reasonable period of time, stockholders could expect to receive between $6.00 and $7.00 per share upon completion of such liquidation. In arriving at that estimate the Board was conscious of, and was influenced by, the Company's experience in the recent shut down of its operations in the Metropolitan, Washington D.C. area, which resulted in a 75% decline in the net book value of its Porten Sullivan subsidiary, which conducted the Company's operations in that area. The Board does not view a 75% decline in net book value as typical when companies in its industry are liquidated and it does not believe that the liquidation of its remaining (Tampa-based) assets would result in a comparable decline. The Board acknowledges, however, that its estimate of the amount its stockholders could expect to receive upon completion of the liquidation of the Company could be deemed to be a factor that weighs against the fairness of its decision to have the cash-out price determined by reference to the weighted average trading price of the Company's Common Stock; and the Board considered whether the difference between its estimate of the liquidation value per share should outweigh the projected average trading price per share in fixing the cash-out price. The Board determined that it should not for the following reasons: (1) the purposes of the Reverse Stock Split Proposal would not be served by liquidating the Company, and, moreover, it is highly unlikely that the stockholders of the Company would support its liquidation by the necessary vote required by Delaware law; (2) liquidation results are uncertain, as evidenced by the results of its Washington, D.C. area liquidation;
(3) cashed-out stockholders would realize cash for their investment now versus at some undetermined future date; and (4) cashed-out stockholders would not be subject to the risks of a continuing investment in the Company.


         (6) Purchase Prices Paid in Previous Purchases. Between April 1, 1997 and August 31, 1999 the Company purchased an aggregate of 40,102 shares (adjusted for previous reverse stock splits) of Common Stock of the Company at prices (similarly adjusted) ranging from $4.56 to $5.25 per share, and affiliates of the Company purchased an aggregate of 39,317 shares (adjusted for previous reverse stock splits) of Common Stock of the Company at prices (similarly adjusted) ranging from $1.50 to $5.44 per share. The average purchase price (adjusted for previous stock splits) paid by the Company and the Affiliates, respectively, during such each quarter during such period was as follows:


                                              No. of Shares (adjusted)                Average Purchase Price Paid
                                                                                               (adjusted)
            Quarter Ended                  By Company         By Affiliates         By Company          By Affiliates
            -------------                  ----------         -------------         ----------          -------------
1997
June 30                                            0                   0                   $0                   $0
September 30                                       0                   0                    0                    0
December 31                                        0              13,998                    0                 3.95

1998
March 31                                           0               5,323                    0                 3.76
June 30                                        3,333               4,999                 4.56                 4.65
September 30                                       0                   0                    0                    0
December 31                                        0                   0                    0                    0

1999
March 31                                      33,601                   0                 5.17                    0
June 30                                        3,168          13,331 (1)                 5.00                 3.89
July 1, 1999-                                      0           1,666 (1)                    0                 5.44
September 15, 1999



 (1) Represents purchase of shares upon exercise of stock options.


        Furthermore, in the nine months since the institution of the stock repurchase program, the Company has been able to purchase only 36,769 shares of Common Stock in negotiated transactions with four different stockholders, each holding more than 500 shares of Common Stock. The total cost to the company for these shares of stock was $189,391, equal to $5.15 per share.

        (7) Absence of Offers for Alternative Transactions. The Company has not sought, and has not received, any proposals from any unaffiliated persons during the preceding eighteen months for the merger or consolidation of the Company with such person, or for the sale or other transfer of all or any substantial portion of the Company's assets, or for securities of the Company that would enable the holder thereof to exercise control of the Company.

        (8) Opportunity to Liquidate Shares of Common Stock. In addition to the matters discussed above, the Board considered the opportunity presented by the Reverse Stock Split Proposal for stockholders owning fewer than 500 shares of record to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of the Company's Common Stock.


        The Board decided that a market-based valuation was more appropriate in setting the price because net book value, liquidation value, and going concern value were of limited relevance to such a valuation. After consideration of all this information, the Board of Directors determined that a fair price to be paid in lieu of issuing fractional shares to any IAH stockholder, who, following the reverse stock split, would hold less than one share of IAH Common Stock of record in any discrete account, shall be an amount equal to the product obtained by multiplying (a) 500 times the greater of (i) $5.40 and (ii) the weighted average trading price per share of all IAH Common Stock traded during the period beginning January 1, 1999 and ending on the twelfth business day next following the date of this Notice of Annual Meeting and Proxy Statement, as reported by the BLOOMBERG service, by (b) the number of shares of present IAH Common

Stock owned by such stockholder of record in such stockholder's account immediately prior to the reverse stock split (the "Cash-Out Price").


        The transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. No independent committee of the Board of Directors has reviewed the fairness of the Reverse Stock Split Proposal. No unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the Reverse Stock Split Proposal or preparing a report covering the fairness of the Reverse Stock Split Proposal was retained by the Company or by a majority of directors who are not employees of the Company. The Company did not obtain any report, opinion or appraisal from an outside party relating to the consideration or the fairness of the consideration to be paid to stockholders holding fewer than 500 shares of Common Stock of record in any one account or the fairness of the Reverse Stock Split Proposal to the Company and its remaining unaffiliated stockholders. The Board determined that the cost of obtaining a fairness opinion would be prohibitively high given the small number of shares involved in the transaction. The Reverse Stock Split Proposal is expected to result in the cash-out of approximately 150,000 shares of Common Stock at the Cash-Out Price (currently estimated to be $5.40 per share), for a total purchase price approximating $810,000. The Board of Directors believes that the transaction is substantively fair to all unaffiliated stockholders notwithstanding the absence of such a committee, representative or appraisal for the following reasons: the Cash-Out Price will be determined by using the weighted average per share trading price of the Company's Common Stock over a period of at least nine months (but not less than $5.40) and the Cash-Out Price is subject to change through the twelfth business day following the date of this proxy statement. During that period present stockholders (including those whose shares are expected to be cashed out) and investors generally will have an opportunity both to evaluate all of the information contained herein and to compare the potential value of an investment in the Company with that of other available investments; while unaffiliated stockholders who are not being cashed-out will benefit from projected increases in the net book value of, and net earnings attributable to, their shares, such projected increases will be offset by the reduction in available information and a significant loss of liquidity; and while cashed-out stockholders will be entitled to receive the consideration for their shares immediately, shareholders who are not being cashed-out will bear the burden of the increased borrowings used to fund payments to cashed-out stockholders and the expenses of the going private transaction and will have no assurance as to when, if ever, and for how much, they will be able to liquidate their investments in the Company. The Board believes that the transaction is procedurally fair because the reverse stock split is being effected in accordance with all requirements under Delaware law and hence will require the affirmative vote of the holders of a majority of the Company's outstanding Common Stock; the Company's officers and directors as a group do not own of record or beneficially a sufficient number of shares to assure approval of the Reverse Stock Split Proposal; between the date hereof and the effective date of the reverse stock split all stockholders of the Company will have an opportunity to adjust the number of shares of Common Stock owned by them so that holders who would otherwise be cashed-out stockholders can become continuing holders, and continuing holders can so divide or otherwise adjust their existing holdings as to become cashed-out stockholders as to some or all of their shares; and after consideration of all the facts, all of the directors, including those who are not employees of the Company have determined that the Reverse Stock Proposal is fair to unaffiliated stockholders. In connection with their latter point, it is to be noted that none of the directors of the Company would, based upon his present holdings, be a cashed-out stockholder, and none of the directors is expected to adjust his holdings so as to become a cashed-out stockholder but the Company believes that, in making their decision to base the Cash-Out Price on the weighted average trading price with a $5.40 per share floor, its directors were conscious of the importance of the issues (including those that adversely affect continuing stockholders as well as those that affect cashed-out stockholders) and acted in accordance with their fiduciary duties to the Company and its stockholders.

Conduct of the Company's Business after the Reverse Stock Split

         Since the Company expects to borrow the approximately $1,050,000 that is expected will be needed to complete the reverse stock split, the net stockholder equity will decline by the same amount, and the annual interest cost on that amount (estimated to be $87,000) will have a negative impact on the income of the Company. Otherwise, the Company expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the reverse stock split is not anticipated to have any effect upon the conduct of its business. If the reverse stock split is consummated, all persons owning fewer than 500 shares of record at the Effective Date of the reverse stock split will no longer have any equity interest in, and will not be stockholders of, the Company and therefore will not participate in its future potential or earnings and growth. Instead, each such owner of Common Stock will have the right to receive, upon surrender of his stock certificate, the Cash-Out Price per share in cash, without interest.


        If the Reverse Stock Split Proposal is effected, the Company believes that, based on the Company's stockholder records, fewer than 100 stockholders of record will remain. In addition, individuals who are members of the Board of Directors and of management of the Company now owning approximately 47.39% of the Common Stock will own approximately 57.25% of the Common Stock after the Reverse Stock Split. See "Stock Ownership--Security Ownership of Certain Beneficial Owners and Management."

         The Company plans, as a result of the reverse stock split, to become a privately held company. The registration of the Common Stock under the 1934 Act will be terminated. In addition, because the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, and its officers and directors and stockholders owning more than 10% of the Common Stock will be relieved of certain obligations under the 1934 Act. See "--The Effects of the Reverse Stock Split--Termination of Exchange Act Registration." The Company estimates that termination of the registration of the Common Stock under the 1934 Act will save the Company approximately $110,000 per year in legal, accounting and other expenses.

        The Share Reduction Amendment, if approved and implemented, will decrease the number of authorized shares of Common Stock from 10,000,000 to 10,000 shares. With the exception of the number of authorized shares, the terms of the Common Stock before and after the reverse stock split will remain the same. Furthermore, the amendment to the Company's Restated Certificate of Incorporation will reduce authorized shares of preferred stock from 4,000,000 to 1,000. As stated throughout this Proxy Statement, the Company believes that there are significant advantages in effecting the Reverse Stock Split Proposal and "going private" and the Company plans to avail itself of any opportunities it may hereafter have as a private Company, including, but not limited to, making itself a more viable candidate with respect to a merger or acquisition transaction with any one of its competitors or entering into some type of joint venture or other arrangement. Although management does not presently have an interest in any such transaction nor is management currently in negotiations with respect to any such transaction, there is always a possibility that the Company may enter into such an arrangement in the future and the remaining stockholders of the Company may receive payment for their shares in any such transaction lower than, equal to or in excess of the Cash-Out Price which will be paid to stockholders in lieu of fractional shares in the reverse stock split.


        Other than as described in this Proxy Statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transaction; such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of

Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure of business.

                                 STOCK OWNERSHIP
--------------------------------------------------------------------------------

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding the beneficial ownership, as defined in the regulations of the Commission, of the Common Stock as of August 31, 1999 held by (i) each director of the Company,
(ii) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock and
(iii) all directors and executive officers as a group. Except as noted, the individuals named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them:


                                                                                                             Approximate
                Name Beneficially                                  Percent of           Number of           Percentage of
                      Owned                   Number of              Shares           Shares to be          Shares to be
            ----------------------------    Shares Owned           Owned Prior            Owned                 Owned
                                              Prior to                 to               Following             Following
                                            Reverse Split         Reverse Split       Reverse Split         Reverse Split
                                        ---------------------- -------------------- ------------------- ----------------------
         Robert J. Suarez                           290,478                  33.35%              580.956                 40.29%
         Robert I. Antle                              8,181                    *                  16.362                  1.13%
         Peter A. Davis (2)(5)                      105,342                  12.09%              210.684                 14.60%
         William D. Aiken (1)                         2,221                    *                   4.442                  *
         Dionel Cotanda (2)                           7,803                    *                  15.606                  1.08%
         James G. Farr (1)                            2,221                    *                   4.442                  *
         Jeffrey D. Prol (2)                          2,554                    *                   5.108                  *
         Ronald I. Heller (4)                        67,190                   7.72%              134.380                  9.32%
         Ina J. Davis (5)                           105,342                  12.09%              210.684                 14.60%
         David S. Nagelberg (6)                      59,872                   6.87%              119.744                  8.31%
         All current directors and                  418,800                  47.75%              837.600                 57.61%
         executive officers as a
         group (7 persons) (3)


---------------------------
*       Less than one percent (1%).

(1) Includes 2,221 shares (4.442 shares after the Reverse Stock Split) of Common Stock which each director, to whom this note applies, has the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by each of those directors, but not for the purpose of computing the percentage of class beneficially owned by any other person; and such shares cannot be voted prior to exercise of such options.

(2) Includes 555 shares (1.11 shares after the Reverse Stock Split) of Common Stock which each director, to whom this note applies, has the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by each of those directors, but not for the purpose of computing the percentage of class beneficially owned by any other person.

(3) Includes 6,107 (12.214 shares after the Reverse Stock Split) shares of Common Stock which current officers and directors have the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by the directors and executive officers as a group, but not for the purpose of computing the percentage of class beneficially owned by any other group; and such shares cannot be voted prior to exercise of such options.

(4) Mr. Ronald I. Heller filed a schedule 13D on December 9, 1996 disclosing ownership of 65,894 shares. Mr. Heller is not affiliated with the company or its subsidiaries in any capacity. At March 31, 1998, Mr. Heller reported ownership of 67,190 shares.

(5) Totals for Peter A. Davis and Ina J. Davis, his wife, include, in the case of Mr. Davis, 46,483 shares owned by his wife, Ina J. Davis, and, in the case of Mrs. Davis, 58,859 shares owned by her husband. Each disclaims beneficial, ownership of shares owned by the other.

(6)     Although the Company is unaware of any filing on Schedule 13D or
        Schedule 13G made by Mr. David Nagelberg, pursuant to a list of non-objecting beneficial owners obtained by the Company, it became aware of Mr. David Nagelberg's ownership of 54,965 shares in an individual retirement account. In addition, the Company similarly became aware of 2,100 shares held in custody for Jeremy Nagelberg, 641 shares held in custody for Justin Nagelberg and 2,166 shares held in custody for Jenna Nagelberg, each of whom the Company believes is a child of Mr. David Nagelberg. In the absence of a declaration to the contrary, the Company assumes that Mr. David Nagelberg does not disclaim beneficial ownership of such shares.

--------------------------------------------------------------------------------
                                   PROPOSAL 1

                        ELECTION OF TWO CLASS I DIRECTORS
                             (Item 1 on Proxy Card)
--------------------------------------------------------------------------------

        Pursuant to the Charter, the number of Directors shall not be less than 7 nor more than 15 as may be determined from time to time by affirmative vote of the majority of the Board of Directors. On June 18, 1998 the Board of Directors voted unanimously to reduce the number of Directors from nine to seven. Directors are divided into three classes, designated class I, class II and class
III. At the Annual Meeting of Stockholders held on September 17, 1998, class I directors were originally elected for a one-year term, class II directors were originally elected for a two-year term and class III directors for a three-year term. At each subsequent annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a term of three years.

        Proxies solicited by the Board will be voted for the election of the nominees, unless you withhold your vote on your proxy card. The Board has no reason to believe that these nominees will be unable to serve. However, if any one of them should become unavailable, the board may reduce the size of the board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The Board recommends that you vote FOR each of the following two nominees for election as a director:

Class I--Nominees for Terms Expiring in 2002:

        IAH's Board of Directors has proposed the following nominees for election as Class I directors at the annual meeting. Each of the nominees has consented to serve a three-year term.

        William D. Aiken, 42, has served as a director since 1992. Mr. Aiken was appointed to the Board of Directors by the IAH Creditors Committee. Mr. Aiken is also a Director of Suarez Housing Corporation, a subsidiary of the Company. Mr. Aiken is a Certified Public Accountant who has been engaged in private practice in Lake Worth, Florida since 1992. Prior to 1992, and for a period of more than five years, Mr. Aiken was the Chief Financial Officer of Pope Associates, Tru-Line Industries, and ADP Lumber, which were primarily engaged in the businesses of retail building materials and roof and floor truss manufacturing in Southeastern Florida.

        Jeffrey D. Prol, 36, has served as a director since 1994. Mr. Prol is an attorney and for a period of more than five years has been associated with, and since January 1, 1997 has been a member of, the law firm of Ravin, Sarasohn, Cook, Baumgarten, Fisch & Rosen, P.C. ("Ravin, Sarasohn") of Roseland, New Jersey. Ravin, Sarasohn served as counsel to the Company in connection with the Chapter 11 bankruptcy filings. Mr. Prol was one of the principal attorneys involved in that matter.

Directors Whose Terms of Office Continue

        The individuals listed below are presently serving as directors and will be continuing their terms of office.

Class II--Terms Expire in 2000:

        Dionel Cotanda, 61, has served as a director since 1992. Mr. Cotanda was appointed to the Board of Directors by the Official Creditors Committee in the Reorganization Cases of International American Homes, Inc., Inland Pacific Communities, Inc., Porten Sullivan Corporation of Florida, Suarez Housing Corporation, Beacon Hill Farm Associates II and Lakeview Professional Park (the "IAH Creditors Committee"). Mr. Cotanda is also a Director of Suarez Housing Corporation. Mr. Cotanda has been President, Chief Executive Officer and Director of Robbins Engineering, Inc. since its organization in 1990. In addition, Mr. Cotanda has for a period of more than five years been Vice President and since 1993 been a Director of Robbins Manufacturing Company. Robbins Engineering, Inc. is a supplier of engineering services, metal plate connectors and software to the metal plate connected wood truss industry. Robbins Manufacturing Company is a supplier of metal plate connected wood trusses, lumber and related building material products. Robbins Engineering, Inc. and Robbins Manufacturing Company are both located in Tampa, Florida.

        James G. Farr, 50, has served as a director since 1996. Mr. Farr is an attorney and has for a period of more than five years been the President and Chief Executive Officer of Paramount Title Corporation, a company of which he is the sole stockholder. Paramount Title Corporation conducts a transactional real estate practice and title insurance business in Tampa, Florida.

Class III--Term Expires in 2001:

        Robert J. Suarez, 50, has served as a director since 1992. Mr. Suarez was appointed Chairman and President of the Company in September 1992. He co-founded Suarez Housing Corporation in 1974. Mr. Suarez has for more than five years served as Chairman and President of Suarez Housing Corporation.

        Robert I. Antle, 44, has served as a director since 1996. Mr. Antle has been employed by Suarez Housing Corporation as Vice President, Chief Financial Officer and Secretary for a period of more than five years. He currently serves as Executive Vice President, Treasurer, Secretary and Chief Financial Officer of the Company.

        Peter A. Davis, 62, has served as a director since 1994. Mr. Davis became a Vice President of the Company and Suarez Housing Corporation in September 1998. Prior thereto he had been a consultant to the Company since November 1992. Mr. Davis is a Certified Public Accountant.

The Board of Directors

        The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company's business through discussions with the Chairman and other members of management and staff, by reviewing materials provided to them, and by participating in board and committee meetings. The Board met three times during the fiscal year ended March 31, 1999. All of the Directors attended at least 75% of those meetings.

Committees of the Board

        IAH's Board of Directors has four committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee.

        Audit Committee: This committee meets with management to review the adequacy of the Company's internal controls, accounting policies, financial reporting, and the scope and results of the audit engagement. In addition, the Audit Committee:

        o meets with appropriate Company financial personnel and independent auditors in connection with these reviews; and

        o recommends the appointment of the Company's independent auditors to the board.

        Members of the Audit Committee are Mr. Aiken, Mr. Davis and Mr. Antle. Two Audit Committee meetings were held during the fiscal year ended March 31, 1999.

        Compensation Committee: This committee makes recommendations to the Board of Directors regarding the amount of and form of compensation awarded to the executive officers of the Company and to the employees of the Company whose annual salaries exceed $75,000 per year. The committee also administers the Company's Non-Qualified Stock Option Plan. Members of the Compensation Committee are Mr. Cotanda, Mr. Davis, Mr. Aiken and Mr. Prol. One meeting of the Compensation Committee was held during the fiscal year ended March 31, 1999.

        Nominating Committee: This committee establishes procedures for the selection, retention, and performance evaluation of directors; reviews board governance procedures; and reviews the Company's ethics and compliance program. The committee also reviews the composition of IAH's Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the board, recommends any successors. The Committee also will consider nominations by stockholders submitted in writing to the Chairman of the Board of Directors. Members of the Nominating Committee are Mr. Antle, Mr. Cotanda and Mr. Farr. The Nominating Committee recommended this year's director nominations at its June 1999 meeting.

        Executive Committee: This committee has the authority to review and approve all land acquisitions by the Company's subsidiaries and all guarantees by the Company of loans to the Company's subsidiaries. Members of the Executive Committee are Mr. Suarez, Mr. Antle, Mr. Cotanda, Mr. Davis and Mr. Farr. The Executive Committee did not meet separately from the Board of Directors during the fiscal year ending March 31, 1999.

Compensation of Directors

        Directors who are employees of the Company receive no additional remuneration for their services as directors. Non-employee directors--those directors not entitled to receive any salary from the Company or its subsidiaries--receive for each Board or committee meeting attended a fee of $3,000 and reasonable travel and other out-of-pocket expenses incurred.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of the Company's Common Stock (the "Reporting Persons"), to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than ten percent of its Common Stock other than Mr. Robert J. Suarez.

        Based solely upon review of the copies of the forms furnished to the Company, or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended March 31, 1999 all filings required to be made by Reporting Persons were made on a timely basis.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

General

        The Compensation Committee administers the Company's executive compensation program and makes specific recommendations to the Board of Directors regarding the amount and form of compensation awarded to the executive officers of the Company and to other employees of the Company whose annual salaries exceed $75,000 per year. The Compensation Committee also administers the Company's Non-Qualified Stock Option Plan. The Compensation Committee is composed of three non-employee directors and one employee-director. See "Proposal 1--The Board of Directors" and "--Committees of the Board."

        The Company's executive compensation program is intended to enable the Company to attract, retain and motivate highly qualified executives for the Company and to create an incentive to increase stockholder value. This policy is implemented through the payment of salaries and bonuses and the granting of stock options.

Compensation of the Chief Executive Officer

        In accordance with the terms of the Plan, on August 12, 1992 Suarez Housing Corporation entered into an employment agreement with Robert J. Suarez pursuant to which he serves as Chairman and President of Suarez Housing Corporation. See "Executive Compensation--Employment Agreement." This employment agreement, which was approved by the Bankruptcy Court, governed the terms of Mr. Suarez' employment including his compensation and covered the period from August 12, 1992 through August 12, 1995. On June 22, 1995, the Compensation Committee recommended and the Board of Directors approved a three-year renewal of Mr. Suarez' employment agreement with an annual salary of $290,000 subject to annual CPI adjustments. On June 18, 1998, the Compensation Committee recommended and the Board of Directors approved a three year renewal of Mr. Suarez employment agreement with an annual salary of $325,000 subject to annual CPI adjustments. Factors that were considered in making this recommendation included the performance of the Company and its principal subsidiary, his agreement to guaranty certain bank loans for Suarez Housing Corporation, and the compensation received by Chief Executive Officers of comparable companies. The market value of the Company's stock was not a factor considered in determining the Chief Executive Officer's compensation. All of Mr. Suarez' compensation is received from Suarez Housing Corporation. He does not receive any compensation directly from the Company. During the fiscal year ended March 31, 1997 a stock option was granted to Robert J. Suarez in the amount of 33,333 shares. The exercise price of $3.9375 was the fair market value on the date the option was granted.

Compensation of Other Executive Officers

        The Compensation Committee made recommendations regarding the compensation of the Company's other executive officers. In those instances Mr. Suarez, the Chairman and President, who was recognized to be most familiar with the individual employees, made recommendations to the Committee as to the amount of the proposed remuneration. Factors considered with respect to each component of compensation were subjective, such as perceptions of the Company's and the individual's performance and any changes or planned changes in functional responsibility. Also considered were the prevailing levels of compensation within the markets where the Company operates. The market value of the Company's stock was not a factor considered in setting executive officer compensation.

Members of the Compensation Committee:

Dionel Cotanda
Peter A. Davis
William D. Aiken
Jeffrey D. Prol

                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

Summary Compensation Table

        The following table sets forth a summary of annual and long-term compensation paid by the Company during the fiscal years ended March 31, 1999, 1998, and 1997 to the Chief Executive Officer of the Company and to the other executive officers of the Company whose total compensation for the fiscal year ended March 31, 1999 was in excess of $100,000.

                         Summary Compensation Table (1)

                                                                                        Annual Compensation
                                                                      -----------------------------------------------------------
             Name and                                                     Salary                              Bonus
        Principal Position                 Year                             ($)                                ($)
------------------------------------------------------------------------------------------------------------------------------------
Robert J. Suarez, (2)                      1999                                 $318,004                          $200,000
Chairman and President                     1998                                  303,456                           100,000
                                           1997                                  295,888                            50,000

Robert I. Antle, (2)                       1999                                 $186,308                          $120,000
Executive Vice President,                  1998                                  167,526                            66,000
Treasurer, Chief Financial                 1997                                  162,276                            33,000
Officer and Secretary

Peter A. Davis, (3)                        1999                                  $78,501                           $30,000
Vice President                             1998                                   60,000                                 0
                                           1997                                   39,000                                 0


--------------------------------------------------------------

(1) The columns designated for the reporting of other annual compensation, restricted stock awards, long-term incentive plan payouts, and long-term compensation awards have been omitted because no compensation of a type required to be reported under such columns was paid to the named executive officers during the period covered by the table. The Company does not grant stock appreciation rights of any kind.

(2) Upon the confirmation of the Plan of Reorganization on August 12, 1992, Suarez Housing Corporation entered into an employment agreement with Robert J. Suarez. See "Employment Agreement" below. Subsequently, in September 1992, Mr. Suarez and Mr. Antle were appointed to their positions as Chairman and President, and as Vice President and Secretary, of the Company, respectively. Mr. Antle was subsequently elevated to the position of Executive Vice President, Treasurer and Chief Financial Officer. Accordingly, the compensation appearing on the table above represents all compensation received by the named executive officers from Suarez Housing Corporation during the fiscal years ended March 31, 1999, 1998, and 1997. The named executive officers do not receive compensation directly from the Company.

(3) Peter A. Davis was appointed to his position in September, 1998. Prior thereto he served as a consultant to Suarez Housing Corporation and the Company. Accordingly, the compensation appearing in the table includes all payments made to Mr. Davis from Suarez Housing Corporation and the Company during the three fiscal years ended March 31, 1999, 1998 and 1997. Mr. Davis does not currently receive compensation directly from the Company.

Stock Options

        During the fiscal year ended March 31, 1999 a stock option was granted to Peter A. Davis for 10,000 shares at an exercise price of $5.00 per share, which was the fair market value on the date the option was granted.

        The following table sets forth certain information with respect to the named executive officers concerning the exercise of stock options during the fiscal year ended March 31, 1999 and the value of unexercised stock options held as of March 31, 1999.

                    Aggregated Option Exercises in  Fiscal Year 1999 and Year-End Option Values


                                                          Number of Securities              Value of Securities Underlying
                    Shares            Value              Underlying Unexercised                Unexercised In-the-Money
                  Acquired on       Realized           Options at Fiscal Year end         Options at Fiscal Year End ($)(1)
                 Exercise (#)          ($)        ------------------------------------- ---------------------------------------
     Name                                            Exercisable       Unexercisable        Exercisable       Unexercisable
------------------------------------------------- ------------------ ------------------ -------------------- ------------------

Robert J.     ----              ----                          9,999             23,334              $39,396            $91,936
Suarez

Robert I.     ----              ----                          1,666             15,000               $7,497            $67,500
Antle

Peter A.      ----              ----                          1,666             11,666               $4,998             $7,497
Davis


(1)     The fair market value of the Common Stock at the Company's fiscal year end, March 31, 1999, was $4.75 per share based upon the last trade price as reported by the BLOOMBERG service.

Employment Agreement

        In accordance with the terms of the Plan, the Company entered into an employment agreement with Robert J. Suarez. The employment agreement was approved by the Bankruptcy Court as part of the Plan and became effective as of the date of confirmation of the Plan, August 12, 1992. Mr. Suarez is currently employed by the Company as Chairman and President. He is also employed by Suarez Housing Corporation as Chairman and President. The employment agreement originally was to expire on August 12, 1995 and was extended by the Board in June 1995 and June 1998 for three additional years, subject to certain modifications, so that it now expires on August 12, 2001. The employment agreement provided for base compensation during the initial three-year term of $250,000 per annum to be adjusted annually in accordance with changes in the Consumer Price Index ("CPI"). Mr. Suarez' base compensation was increased to $290,000 on August 12, 1995 and to $325,000 on August 12, 1998 and will be adjusted thereafter annually in accordance with changes in the CPI. The employment agreement can be terminated at any time for cause, without any further payment. If the employment agreement is terminated without cause, Mr. Suarez shall be entitled to additional compensation equal to six months' pay. The employment agreement, as extended, provides that in the event Mr. Suarez' employment agreement is not renewed on substantially the same terms and conditions, the Company will pay Mr. Suarez six months' base compensation in return for his consulting services during such period. Mr. Suarez agreed, for a number of months (such number of months to coincide with the number of months of termination or non-renewal benefit) after any termination of his employment, not to engage in any business enterprise involving the sale and/or construction of residential housing in direct competition with the Company. Mr. Suarez also agreed, for one year after any termination of his employment, not to induce any employee of the Company to render any services, absent the Company's prior written approval, to or for any person or entity in direct competition with the Company's then existing construction activities.

Compensation Committee Interlocks and Insider Participation

        Mr. Dionel Cotanda, a member of the Compensation Committee of the Board of Directors, is President, Chief Executive Officer, and Director of Robbins Engineering, Inc. and Vice President and Director of Robbins Manufacturing Company. During the year ended March 31, 1999, Robbins Engineering, Inc. and Robbins Manufacturing Company sold engineering services, metal plate connected wood trusses, lumber, and related building material products in the amount of approximately $4,625,000 to Suarez Housing Corporation.

        Mr. Peter A. Davis, a member of the Compensation Committee of the Board of Directors, had served as a consultant to the Company since November 1992. The Company entered into a one-year consulting agreement with Mr. Davis commencing November 1, 1992. This agreement was subsequently renewed under similar terms and conditions for five additional one-year terms which expired on November 1, 1998. The agreement provided for Mr. Davis to assist the Company in a broad range of areas. Mr. Davis received compensation at the rate of $1,000 per day with a minimum compensation of $42,000 per year. During the fiscal year ended March 31, 1999, Mr. Davis became a Vice President of the Company.

--------------------------------------------------------------------------------
                                   PROPOSAL 2

                   DIRECTORS' PROPOSAL TO AMEND THE COMPANY'S
                    RESTATED CERTIFICATE OF INCORPORATION TO
               EFFECT A REVERSE STOCK SPLIT OF IAH'S COMMON STOCK
                 AND TO SET FORTH THE FORMULA FOR COMPUTING THE
              PRICE TO BE PAID IN LIEU OF ISSUING FRACTIONAL SHARES
                   TO STOCKHOLDERS WHO, FOLLOWING THE REVERSE
                    STOCK SPLIT, WOULD HOLD OF RECORD IN ANY
            DISCRETE ACCOUNT, LESS THAN ONE SHARE OF IAH COMMON STOCK
                             (Item 2 on Proxy Card)
--------------------------------------------------------------------------------

Summary

        The Board of Directors has authorized, and recommends for your approval, a proposal (the "Reverse Stock Split Proposal") to amend the Company's Restated Certificate of Incorporation to effect a 1 for 500 reverse stock split and to provide that the price to be paid in lieu of issuing fractional shares to any IAH stockholder, who, following the reverse stock split, would hold less than one share of IAH Common Stock of record in any discrete account, shall be an amount equal to the product obtained by multiplying (a) 500 times the greater of
(i) $5.40 and (ii) the weighted average trading price per share of all sales of IAH Common Stock made during the period beginning January 1, 1999 and ending on the twelfth business day next following the date of the attached Notice of Annual Meeting and this Proxy Statement as reported or expected to be reported by the BLOOMBERG service, by (b) the number of shares of present IAH Common Stock owned by such stockholder of record in such stockholder's account immediately prior to the reverse stock split. The Company intends to issue a press release announcing the actual amount of cash per share calculated to be paid to holders of fewer than 500 shares in any discrete account (in lieu of fractional shares) promptly after such amount is determined. In addition stockholders may inquire about the actual cash out amount by calling the Company's transfer agent, First Union National Bank, at 1-800-829-8432 after September __, 1999. Stockholders of record ("record stockholders") whose shares of Common Stock are converted into less than 1 share in the reverse stock split will receive cash payments equal to the fair value (computed as hereinabove provided) of those fractional interests, while registered stockholders whose shares of Common Stock are converted into greater than 1 share will receive stock reflecting any fractional interest to which they are entitled. We also sometimes refer to our record stockholders whose shares of IAH Common Stock are registered in their names as "registered stockholders."


        If approved, the Reverse Stock Split Proposal will take effect on the date of filing with the Secretary of State of Delaware of a Certificate of Amendment, unless the Company specifies otherwise (the "Effective Date"). In order to complete the Reverse Stock Split Proposal, a majority of the stockholders entitled to vote at the annual meeting must approve amendments to the Company's Restated Certificate of Incorporation, as heretofore amended (the "Charter"). We attach the proposed amendments to the Company's Charter to this proxy statement as Appendix A.

        The highlights of the Reverse Stock Split Proposal are as follows.

Effect on Stockholders:

        If approved at the annual meeting, the Reverse Stock Split Proposal will affect IAH stockholders as follows after completion:

       Stockholder as of Effective Date                     Net Effect After Reverse Stock Split
       --------------------------------                     ------------------------------------
Registered stockholders holding 500 or more           Shares of Common Stock will be converted on a
shares of IAH Common Stock in a record account        1 for 500 basis, including fractional shares.

Registered stockholders holding fewer than 500        Shares of Common Stock will be cashed out at a
shares of IAH Common Stock in a record account        price based on the greater of (i) $5.40 and (ii)
                                                      the weighted average trading price of the Common Stock
                                                      during the period beginning on January 1, 1999
                                                      and ending on the twelfth business day following
                                                      the date of this Proxy Statement (see "Cash-Out
                                                      Price" below). You will not have to pay any commissions
                                                      or other fees on this cash-out. Holders of these shares
                                                      will not have any continuing equity interest in IAH.


Stockholders holding IAH Common Stock in              The company does not intend the reverse stock
street name through a nominee (such as a bank or      split to affect stockholders holding IAH Common
broker)                                               Stock in street name through a nominee (such as
                                                      a bank or broker). However, nominees may have
                                                      different procedures and IAH stockholders holding
                                                      IAH stock in street name should contract their
                                                      nominees to determine whether they will be affected
                                                      by the reverse stock split.

Reasons for the Transaction:

        The Board recommends that the stockholders approve the Reverse Stock Split Proposal for the following reasons, among other things (as described in detail under "--Purpose of the Reverse Stock Split" below):


                   Problem                                                     Solution
The Company has approximately 2,319 holders of             The reverse stock split will reduce the number of
record of its Common Stock of whom                         registered stockholders with small accounts and,
approximately 2,228 own fewer than 500 shares.             by reducing the number of stockholders of record
In the aggregate, the shares held by these record          to fewer than 300, permit the Company to de-
holders comprise less than 9.1% of the                     register its Common Stock under the 1934 Act
outstanding Common Stock.  Furthermore, the                and result in significant annual cost savings for
Company is faced annually with administrative              IAH.
burden and cost of filing reports and otherwise
complying with the requirements of registration
under the 1934 Act, which amounts to direct annual
costs to the Company of $110,000.

Structure of the Reverse Stock Split


        The transaction is a reverse stock split of IAH common stock. If the Reverse Stock Split Proposal is approved and occurs, the reverse stock split will occur on the date of filing with the Secretary of State of Delaware of a Certificate of Amendment, unless the Company specifies otherwise (the "Effective Date"). Assuming stockholder approval of the proposal is obtained, the Company plans to file the Certificate of Amendment at a time to be determined by the officers of the Company, but in any event not later than October 31, 1999. The Board, however, has retained for itself the absolute authority to reject (and not implement) the Reverse Stock Split Proposal (even after approval thereof), if it subsequently determines that the Reverse Stock Split Proposal is not then in the best interests of the Company and its stockholders. All registered stockholders on the Effective Date will receive 1 share of IAH common stock for every 500 shares of IAH stock held of record in their accounts at that time. Any registered stockholder who holds fewer than 500 shares of IAH stock in a record account (also referred to as a "Cashed-Out Stockholder"), will receive a cash payment instead of a fractional shares. This cash payment will be based on the average weighted historical trading value of the cashed-out shares (but not less than $5.40). (See "Cash-Out Price" below for a description of how the Cash-Out Price will be determined upon completion of the reverse stock split.)

         In general, the Reverse Stock Split Proposal can be illustrated by the following examples:


            Hypothetical Scenario                                              Result
            ---------------------                                              ------

Ms. Smith is a registered stockholder who holds            Instead of receiving a fractional share (4/5 of a
400 shares of IAH stock in her record account on           share) of IAH stock after the reverse split,
the Effective Date. At that time, assume the               Ms. Smith's 400 shares will be converted into the
Cash-Out Price is $5.40 (see "Cash-Out Price"              right to receive cash. Using the hypothetical
below).                                                    Cash-Out Price of $5.40 per share, Ms. Smith will
                                                           receive $2,160 ($5.40 x 400 shares).

                                                           Note: If Ms. Smith wants to continue her
                                                           investment in IAH, she can buy at least 100 more
                                                           shares of IAH stock and hold it in her record
                                                           account, as applicable. Ms. Smith would have to
                                                           act far enough in advance of the Effective Date so
                                                           that the purchase is complete by the close of
                                                           business on that date.

Mrs. Jones has 2 record accounts. As of the                Mrs. Jones will receive cash payments equal to
Effective Date, she holds 250 shares of IAH stock          the trading value of her shares of IAH stock in
in one account and 350 shares of IAH stock in              each record account instead of receiving fractional
the other.  All of the shares are registered in her        shares (1/2 share and 7/10 share). Assuming a
name only.                                                 hypothetical trading value of IAH stock of $5.40 per
                                                           share, Mrs. Jones would receive two checks
                                                           totaling $3,240 (250 x $5.40 = $1,350; 350 x $5.40 =
                                                           $1,890; $1,350 + $1,890 = $3,240).

                                                           Note: If Mrs. Jones wants to continue her
                                                           investment in IAH, she can consolidate/transfer her
                                                           two record accounts prior to the Effective Date. In
                                                           that case, her holdings will not be cashed out in
                                                           connection with the reverse stock split because she
                                                           will hold at least 500 shares in one record
                                                           account. She would have to act far enough in
                                                           advance so that the consolidation is complete by
                                                           the close of business on the Effective Date. Mr.
                                                           Taylor holds 775 shares of IAH stock in his After
                                                           the Reverse Stock Split, Mr. Taylor will record
                                                           account as of the Effective Date. hold 1.55 shares
                                                           of IAH stock in his record account (775 / 500 =
                                                           1.55).

Mr. Taylor holds 775 shares of IAH stock in his            After the Reverse Stock Split, Mr. Taylor will
record account as of the Effective Date.                   hold 1.55 shares of IAH in his record account
                                                           (775 / 500 = 1.55).


            Hypothetical Scenario                                              Result
            ---------------------                                              ------
Mr. Updike holds shares of IAH stock in a                  IAH does not intend that the Reverse Stock Split
brokerage account as of the Effective Date.                will affect stockholders holding IAH stock in
                                                           street name through a nominee (such as a bank or
                                                           broker). However, nominees may have different
                                                           procedures and IAH stockholders holding IAH stock
                                                           in street name should contact their nominees to
                                                           determine whether they will be affected by the
                                                           Reverse Stock Split Proposal. Note: If Mr. Updike
                                                           holds fewer than 500 shares and desires to have his
                                                           shares cashed out in the reverse stock split, he
                                                           should contact his broker to transfer them to his
                                                           record name prior to the Effective Date. He would
                                                           have to act far enough in advance so that the
                                                           transfer is complete by the close of business on
                                                           the Effective Date.

        The Company is aware that many of its stockholders are in possession of stock certificates bearing dates prior to either of the Company's two prior reverse stock splits. The hypotheticals and results set forth below illustrate how the Reverse Stock Split Proposal will affect such holders.


            Hypothetical Scenario                                              Result
            ---------------------                                              ------
Mr. Brown holds a certificate, dated prior to              For his shares, Mr. Brown will receive a cash
May 31, 1995 (the effective date of the first prior        payment (based on a hypothetical weighted value
reverse stock split), which is registered in his           of $5.40 per present share) of $248, i.e., 1400 /
name and on its face purports to represent 1400            10 (first reverse stock split) = 140 / 3 (second
shares of Common Stock.                                    reverse stock split) = 46 x 5.40 = $248, plus any
                                                           payment to which he would have been entitled in
                                                           lieu of issuance of the 66/100 of a fractional
                                                           share that would have been cashed out incident to
                                                           the second reverse stock split.

Ms. Green holds a certificate, dated prior to              For her shares, Ms. Green will receive 1.06
May 31, 1995 (the effective date of the first prior        shares, i.e., 16,000 / 10 (first reverse stock
reverse stock split), which is registered in her           split) = 1600 / 3 (second prior reverse stock
name and on its face purports to represent 16,000          split) = 533 / 500 = 1.066 share after giving
shares of Common Stock.                                    effect to the Reverse Stock Split Proposal, plus
                                                           any payment to which she would have been entitled
                                                           in lieu of issuance of the 33/100 of a fractional
                                                           share that would have been cashed out incident to
                                                           the second reverse stock split.


            Hypothetical Scenario                                              Result
            ---------------------                                              ------
Mr. Blue holds a certificate dated subsequent to           For his shares, Mr. Blue will receive a cash
May 31, 1995 (the effective date of the first prior        payment (based on a hypothetical weighted
reverse stock split) but prior to December 1, 1998         trading value of $5.40 per present share) of
(the effective date of the second prior reverse            $2,516.00, i.e., 1400 / 3 (second prior reverse
stock split), which is registered in his name and          stock split) = 466 x $5.40, plus any payment to
on its face purports to represent 1400 shares of           which he would have been entitled in lieu of
Common Stock.                                              issuance of the 66/100 of a fractional share that
                                                           would have been cashed out incident to the
                                                           second reverse stock split.

Ms. Gray holds a certificate dated subsequent to           For her shares, Ms. Gray will receive 1.2 shares,
May 31, 1995 (the effective date of the first prior        i.e,. 1800 / 3 (second prior reverse stock split)
reverse stock split) but prior to December 1, 1998         = 600 / 500 = 1.20 shares of Common Stock
(the effective date of the second prior tax split)         after giving effect to the Reverse Stock Split
which is registered in her name and on its face            Proposal.
purports to represent 1800 shares of Common Stock.

        In connection with the proposed Reverse Stock Split Proposal, the Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the Securities and Exchange Commission.

Purpose of the Reverse Stock Split


        The purpose of the Reverse Stock Split Proposal is to cash-out the equity interests in the Company of each of the approximately 2,228 record holders of Common Stock that, as of Effective Date, own fewer than 500 shares of Common Stock in any discrete account at a price determined to be fair by the entire Board of Directors in order (i) to eliminate the cost of maintaining small stockholder accounts, (ii) to permit small stockholders to receive cash for their shares without having to pay brokerage commissions, and (iii) to reduce the number of stockholders of record of the Company to fewer than 300 persons in order to relieve the Company of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the '34 Act, by deregistering its Common Stock under the 1934 Act. See "Special Factors--Background of the Proposed Reverse Stock Split Proposal" and "--The Effects of the Reverse Stock Split" for a discussion regarding the burden of continued registration of the Common Stock and the intended benefits to the Company of the Reverse Stock Split Proposal. If the Reverse Stock Split is implemented, the officers and directors of the Company (and other holders of more than 500 shares) will benefit by an increase in their percentage ownership of the Company's Common Stock and in the net book value of their holdings; but, following the deregistration of the Company's Common Stock under the 1934 Act, there will be no public market for transactions in such stock.


        The Transaction will provide those registered stockholders with fewer than 500 shares in a discrete account with a cost-effective way to cash out their investments, because IAH will pay all transaction costs in connection with the Reverse Stock Split Proposal. See "Special Factors--Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal--Opportunity to Liquidate Shares of Common Stock." Moreover, IAH will benefit from substantial cost savings as a result of the Reverse Stock Split Proposal. See "Special Factors--The Effects of the Reverse Stock Split--Termination of Exchange Act Registration."

        The Board believes that the disadvantages of having the Company continue to be a public company outweigh any advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, the Company is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) that the Company's status as a reporting company may offer.

        The Company incurs direct and indirect costs associated with compliance with the Commission's filing and reporting requirements imposed on public companies. The Company also incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings. Since the Company has relatively few executive personnel, these indirect costs can be substantial. Based on its experience in prior years, the Company's direct costs are estimated to approximate $110,000 annually as follows:

Independent Auditors:                          $         10,000
SEC Counsel                                              12,000
Printing and Mailing                                     14,000
Transfer Agent                                           15,000
Outside Directors                                        30,000
Directors and Officers Insurance                         25,000
Miscellaneous Costs                                       4,000
                                                       --------
                                               $        110,000


        Estimates of the annual savings to be realized if the Reverse Stock Split Proposal is approved and implemented are based upon (i) the actual costs to the Company of the services and disbursements in each of the above categories that were reflected in its recent historical financial statements and (ii) the allocation to each category of its Management's estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to the Company's public/reporting company status. The actual costs of the services and disbursements in each category as reflected in the Company's financial statements for the fiscal years ended March 31, 1998 and 1999, respectively, were as follows: independent auditors, $75,000 and $64,500; SEC counsel, $14,400 and $22,100; transfer agent's fees, $16,200 and $21,900;
printing and mailing expense, $20,000 and $13,400; outside directors' fees and expenses, $54,800 and $40,900; directors' and officers' insurance, $51,600 and $46,800; and miscellaneous costs, $12,800 and $13,600. In some instances Management's estimates were based on information provided or upon verifiable assumptions. For example its auditors have informed the Company, informally, that there will be a reduction in auditing fees if the Company ceased to be public, and it is clear that no SEC counsel will be needed if the Company no longer reports to the SEC. Other estimates were more subjective, e.g., the savings in transfer agent's fees that could be expected because of the 90% plus reduction in the number of accounts to be handled by the transfer agent; the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by the Company's private status, the need for fewer directors' meetings (and the consequent reduction in outside directors' fees and expenses); the lower risk of liability that attends private (as distinguished from public) company status and the lowering of premiums for directors' and officers' liability insurance expected to result; and the reduction in direct miscellaneous clerical and other expenses (e.g. the wordprocessing, edgarizing, telephone and fax charges associated with

SEC filings) and elimination of the charges of brokers and banks in forwarding materials to beneficial holders.


        The estimates set forth above are just that--estimates; and the actual savings to be realized may be higher or lower than such estimates. It is not expected that any portion of the estimated savings will be realized in the current fiscal year ending March 31, 2000.


        In light of the company's size and resources, the Board does not believe such costs are justified.

        In light of these disproportionate costs, the board believes that it is in the best interests of the Company and its stockholders as a whole to eliminate the administrative burden and costs associated with these small record accounts.

        Although all of these factors have existed for some time, the Company began to consider the Reverse Stock Split Proposal during calendar year 1999, and based upon an analysis of its options, risks and expenses relating to remaining a public company which is detailed in this Proxy Statement, led it to this Reverse Stock Split Proposal. Another reason for making the Reverse Stock Split Proposal is the continued illiquidity of the stock despite the previous attempts to encourage trading. See "Special Factors --Background of the Proposed Reverse Stock Split Proposal."

        The Board has determined that the Reverse Stock Split Proposal is the most expeditious and economical way of liquidating the holdings of small stockholders and changing the Company's status from that of a reporting company to that of a more closely held, non-reporting company. See "Special Factors--Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal." The Board has determined the reverse split ratio to be 500 to
1. The Board believes that it would be in the best interests of the stockholders to maximize the number of common stockholders who would receive cash (which the Board has determined to be fair value) for their shares. Several factors were considered in reaching its determination. See "Special Factors--Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal."

        The Reverse Stock Split Proposal, if approved, will have divergent effects depending on whether you hold more, or fewer, than 500 shares of IAH Common Stock in a record account immediately prior to the reverse stock split. See "Special Factors--Potential Detriments of the Reverse Stock Split Proposal to Stockholders; Accretions in Ownership and Control of Certain Stockholders"; "--Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal"; and "Proposal 2--Effect of the Reverse Stock Split Proposal on IAH Stockholders."

        The reverse stock split is structured to be a "going private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will likely terminate the Company's reporting requirements under Section 12(g) of the 1934 Act. In connection with the Reverse Stock Split Proposal, the Company has filed with the Commission a
Schedule 13E-3 pursuant to Rule 13e-3 under the 1934 Act.

Effect of the Reverse Stock Split Proposal on IAH Stockholders

Registered Stockholders With Fewer Than 500 Shares:

        If the Reverse Stock Split Proposal is implemented and you are a Cashed-Out Stockholder (i.e., a stockholder holding fewer than 500 shares of IAH common stock in a discrete record account immediately prior to the reverse stock split):

        o You will not receive a fractional share of IAH stock as a result of the reverse split.

        o Instead of receiving a fractional share of IAH stock, you will receive cash equal to the Cash-Out Price for your share.


        o After the reverse split, you will have no further interest in the Company with respect to your cashed-out shares, and you will no longer be entitled to vote as a stockholder or share in the Company's assets, earnings, or profits. Your only right will be to receive cash for these shares.

        o You will not have to pay any service charges or brokerage commissions in connection with the reverse stock split.

        o As soon as practicable after the Effective Date, you will receive cash for the IAH common stock you held in your record account immediately prior to the reverse split in accordance with the procedures described below.

                 Stockholders With Certificated Shares:

                 * If you are a Cashed-Out Stockholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter from IAH as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your existing certificate(s) to the Company's transfer agent, First Union National Bank, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to First Union National Bank, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

        o All amounts owed to you will be subject to applicable federal and state income taxes and state abandoned property laws.

        o You will not receive any interest on cash payments owed to you as a result of the Reverse Stock Split Proposal.

NOTE: If you want to continue to hold IAH stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is complete by the Effective Date:

(1) purchase a sufficient number of shares of IAH stock on the open market and have them registered in your name so that you hold at least 500 shares in your record account immediately prior to the reverse split; or

(2) if applicable, consolidate your record accounts so that you hold at least 500 shares of IAH stock in one record account immediately prior to the reverse split.

Registered Stockholders With 500 or More Shares:

        If you are a registered stockholder with 500 or more shares of Common Stock in your record account as of the Effective Date, we will convert your shares into one-five hundredth (1/500) of the number of shares you held immediately prior to the reverse split. For example, if you were a registered owner of 1250 shares of IAH stock immediately prior to the reverse split, your shares would be converted to 2.5 shares in the reverse split.

Beneficial Owners of IAH Stock:

        IAH does not intend to have the reverse stock split affect stockholders holding IAH stock in street name through a nominee (such as a bank or broker). However, nominees may have different procedures and stockholders holding IAH stock in street name should contact their nominees to determine whether they will be affected by the reverse stock split.


NOTE: If you are a beneficial owner of fewer than 500 shares of IAH Common Stock and want to have your shares exchanged for cash in the reverse stock split, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the reverse split.

Cash-Out Price


        In order to reduce the number of IAH stockholders of record to below 300, the Company will pay cash for fractional shares owned by registered stockholders who would hold less than one share in a record account after the reverse stock split. If stockholders approve the Reverse Stock Split Proposal at the Annual Meeting and the reverse stock split is completed, the Company will pay cash for the fractional shares based on the greater of (i) $5.40 and (ii) the average weighted trading price of the IAH Common Stock. The details of the manner of determining the Cash-Out Price is summarized in the following chart:


        Action                                Determination of Fractional Share Cash-Out Amount
        ------                                -------------------------------------------------


Cash-Out of Fractional               Each Cashed-Out Stockholder will receive cash in an amount equal to the product obtained by
Shares:  In lieu of the              multiplying (a) the greater of (i) $5.40 and (ii) the weighted average
issuance of fractional shares        trading price per share of all reported trades of IAH Common Stock
to Cashed-Out Stockholders,          made during the period beginning January 1, 1999 and ending on the
the Company will make cash           twelfth business day next following the date of this Proxy Statement as
payments based on the                Proxy Statement as reported by the BLOOMBERG service, by (b) the
weighted average trading             number of shares of IAH Common Stock owned by such stockholder of
price.                               record in such account immediately prior to the reverse stock split.  The
                                     Company intends to issue a press release
                                     announcing the actual Cash-Out Price
                                     promptly after it is determined. In
                                     addition, shareholders may inquire about
                                     the actual Cash-Out Price by calling the
                                     Company's transfer agent, First Union
                                     National Bank, at 1-800-829-8432, after
                                     October __, 1999


Effect of the Reverse Stock Split Proposal on IAH

        The Reverse Stock Split Proposal will affect the public registration of IAH's common stock with the SEC under the Securities Exchange Act of 1934, as amended, as the Company intends to apply for such termination as soon as practicable after approval by stockholders.

        IAH's Charter currently authorizes the issuance of 10 million shares of common stock and 4 million shares of Preferred Stock. As a result of the approval and implementation of the Share Reduction Amendment, the number of authorized shares of Common Stock will be reduced to 10,000 and the number of authorized shares of Preferred Stock will be reduced to 1,000 shares. The Reverse Stock Split Proposal, if approved and effected, will reduce significantly the number of IAH stockholders and the number of outstanding shares. See "Special Factors--The Effects of the Reverse Stock Split--Reduction in the Number of Stockholders and the Number of Outstanding Shares." The Company believes that completion of the Reverse Stock Split and the deregistration of the Company's Common Stock under the 1934 Act will cause the public market for shares of Common Stock to be eliminated.

        The Company has no current plans to issue Common Stock other than pursuant to the Company's existing stock option plans, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Company's Board determines to be in the best interests of the Company and its then stockholders. Persons who continue as stockholders following implementation of the Reverse Stock Split Proposal will not have any preemptive or other preferential rights to purchase any of IAH's stock that may be issued by the Company in the future, unless such rights are specifically granted to the stockholders.


        The total number of shares that will be purchased and the total cash to be paid by the Company are unknown. Based upon the reported trades during the period January 1, 1999 through [August 31], 1999, the weighted average trading price for Common Stock was [$5.29], and, accordingly, the company estimates the Cash-Out Price will equal the floor of $5.40 per cashed-out share. The Company believes that approximately 150,000 shares of Common Stock will have to be canceled by the Company. This assumes that in addition to the approximately 72,473 shares held by stockholders of record with fewer than 500 shares in their accounts, beneficial owners of approximately 75,000 shares will transfer such shares into record accounts containing fewer than 500 shares prior to the Effective Date. The actual amounts will depend on the number of Cashed-Out Stockholders on the Effective Date, which may vary from the number of such stockholders on July 31, 1999. In addition, at this time we do not know what the Cash-Out Price will be.


        The estimated $5.40 Cash-Out Price has been determined from the following data obtained from the BLOOMBERG service: in January 1999, there were 4 days on which there were trades involving 4,600 total shares and a cumulative dollar value of $32,100; in February 1999, there were 3 days on which there were trades involving 700 total shares and a cumulative dollar value of $3,500; in March 1999, there were 3 days on which there were trades involving 10,300 total shares and a cumulative dollar value $50,150; in April 1999, there were 8 days on which there were trades involving 3,400 total shares and a cumulative dollar value of $21,500; in May 1999, there were 3 days on which there were trades involving 4,400 total shares and a cumulative dollar value of $27,600; in June 1999, there were 5 days on which there were trades involving 8,500 total shares and a cumulative dollar value of $50,850; in July 1999, there were 8 days on which there were trades involving 23,700 total shares and a cumulative dollar value of $114,425; and in August 1999, there were 2 days on which there were trades involving 7,100 total shares and a cumulative dollar value of $31,325. Accordingly, for the period January 1, 1999 through August 31, 1999, there were 36 days on which there were trades involving 62,700 total shares and a cumulative dollar value of $331,450, for a weighted average price of $5.29. Since the weighted average price of $5.29 is lower than the minimum Cash-Out Price set by the Company, i.e. $5.40 per share, subject to upward change based on trades taking place through the twelfth business day next following the date of this Proxy Statement, the Cash-Out Price is currently estimated to be $5.40.


Stock Certificates

        If the Company's stockholders approve the Reverse Stock Split Proposal, it is the present intention of the Company to file a Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of the state of Delaware. The Reverse Stock Split Proposal will become effective on the date of that filing. Assuming stockholder approval of the proposal is obtained, the Company plans to file the Certificate of Amendment at a time to be determined by the officers of the Company, expected to be as promptly as possible, but in any event not later than October 31, 1999. First Union National Bank has been appointed exchange agent (the "Transfer Agent") to carry out the exchange of certificates for new Common Stock and/or cash.


        On the Effective Date, each 500 shares of "old" Common Stock will automatically be combined and changed into one share of "new" Common Stock. No additional action on the part of the Company or any stockholder will be required in order to effect the reverse stock split. Stockholders of record with greater than 499 shares in any discrete account will be requested to exchange their certificates representing shares of Common Stock held prior to the reverse stock split for new certificates representing shares of Common Stock issued as a result of the reverse stock split. Such stockholders will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date by the Company's transfer agent. Certificates representing shares of "old" Common Stock subsequently presented for transfer will not be transferred on the books and records of the Company until the certificates representing the shares of "old" Common Stock have been exchanged for certificates representing shares of "new" Common Stock. Stockholders should not submit any certificates until requested to do so. In the event any certificate representing shares of "old" Common Stock is not presented for exchange upon request by the Company, any dividends that may be declared after the Effective Date with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to the public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

        In connection with the Reverse Stock Split Proposal, IAH's Common Stock will be identified by a new Committee On Uniform Security Identification Procedures ("CUSIP") number. This new CUSIP number will appear on any stock certificates representing shares of IAH common stock after the Effective Date. The Reverse Stock Split Proposal will not affect any certificates representing shares of Common Stock or the book-entry account records held by registered stockholders owning 500 or more shares immediately prior to the reverse split. Old certificates held by any of these stockholders will continue to evidence ownership of one-five-hundredth of the number of shares now represented by such certificates.

        As described above, any Cashed-Out Stockholder with share certificates will receive a letter of transmittal after the reverse stock split is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to IAH's transfer agent before they can receive cash payment for those shares.

        No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares, all expenses of which will be borne by the Company.

Material Federal Income Tax Consequences


        We summarize below the material federal income tax consequences to the Company and stockholders resulting from the Reverse Stock Split Proposal. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received IAH stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.


        This summary assumes that you are a one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

        You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

        We believe that the Reverse Stock Split Proposal will be treated as a tax-free "recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to the Company.

Federal Income Tax Consequences to Stockholders Who Are Not Cashed Out by the Reverse Stock Split:

        If you (1) continue to hold IAH stock immediately after the reverse stock split, and (2) you receive no cash as a result of the reverse stock split, you will not recognize any gain or loss in the reverse stock split and you will have the same adjusted tax basis and holding period in your IAH stock as you had in such stock immediately prior to the reverse stock split.

Federal Income Tax Consequences to Cashed-Out Stockholders:

        If you receive cash as a result of the reverse stock split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold IAH stock immediately after the reverse stock split, as explained below.

        a. Stockholders Who Exchange All of Their IAH Stock for Cash as a Result of the Reverse Stock Split.

        If you (1) receive cash in exchange for a fractional share as a result of the reverse stock split, (2) you do not continue to hold any IAH stock immediately after the reverse stock split, and (3) you are not related to any person or entity which holds IAH stock immediately after the reverse stock split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

        If you are related to a person or entity who continues to hold IAH stock immediately after the reverse stock split, you will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

        o "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company resulting from the reverse stock split is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

        o "Substantially Disproportionate Redemption of Stock." The receipt of cash in the reverse stock split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of IAH stock owned by you immediately after the reverse stock split is less than 80% of the percentage of shares of IAH stock owned by you immediately before the reverse stock split.

        In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If your receipt of cash in exchange for IAH stock does not give rise to capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of IAH's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. See "Capital Gain and Loss" below.

        b. Stockholders Who Both Receive Cash and Continue to Hold IAH Stock Immediately After the Reverse Stock Split.

        If you both receive cash as a result of the reverse stock split and continue to hold IAH stock immediately after the reverse stock split, you generally will recognize gain, but not loss, in an amount equal to the lesser of
(1) the excess of the sum of aggregate fair market value of your shares of IAH stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the reverse stock split. In determining whether you continue to hold stock immediately after the reverse stock split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of IAH stock held immediately after the reverse stock split will be equal to your aggregate adjusted tax basis in your shares of IAH stock held immediately prior to the reverse stock split, increased by any gain recognized in the reverse stock split, and decreased by the amount of cash received in the reverse stock split.

        Any gain recognized in the reverse stock split will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend" with respect to you, or
(2) is a "substantially disproportionate redemption of stock" with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading "--Stockholders Who Exchange All of Their IAH Stock for Cash as a Result of the Reverse Stock Split.") In applying these tests, you may possibly take into account sales of shares of IAH stock that occur substantially contemporaneously with the reverse stock split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of IAH's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain. See "Capital Gain and Loss" below.

Capital Gain and Loss:

        For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup Withholding:

        Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the Common Stock certificates are surrendered following the Effective Date. Failure to provide such information may result in backup withholding.

        As explained above, the amounts paid to you as a result of the reverse stock split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Appraisal Rights

        No appraisal rights are available under the Delaware General Corporation Law or under the Company's Charter or Bylaws to any stockholder who dissents from the proposal to approve the Reverse Stock Split Proposal. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Reservation of Rights


        Although the Board of Directors requests stockholder approval of the proposed amendments to the Restated Certificate of Incorporation, the Board reserves the right to decide, in its discretion, to withdraw the proposed amendments from the agenda of the annual stockholders' meeting prior to any stockholder vote thereon or to abandon the Reverse Stock Split Proposal after such vote and before the Effective Date even if the proposal is approved. Although the Board presently believes that the proposed amendments are in the best interests of the Company and its stockholders, and thus has recommended a vote for the proposed amendment, the Board nonetheless believes that it is prudent to recognize that, between the date of this Proxy Statement and the Effective Date, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split Proposal at that time. If the Board decides to withdraw the proposed Amendment from the agenda of the Annual Meeting, the Board will notify the stockholders of such decision promptly by mail and by announcement at the meeting. If the Board decides to abandon the Reverse Stock Split Proposal after the meeting and before the Effective Date, the Board will notify the stockholders of such decision promptly by mail.


        The board recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

--------------------------------------------------------------------------------
                                   PROPOSAL 3

                   DIRECTORS' PROPOSAL TO AMEND THE COMPANY'S
                    RESTATED CERTIFICATE OF INCORPORATION TO
                     REDUCE THE NUMBER OF AUTHORIZED SHARES
                                 OF THE COMPANY
                             (Item 3 of Proxy Card)
--------------------------------------------------------------------------------

        If the Reverse Stock Split Proposal is approved by stockholders at the meeting, the Board of Directors has authorized and recommends for your approval, a proposal to reduce the total number of shares of capital stock which the Company shall have authority to issue to eleven thousand (11,000), of which ten thousand (10,000) shall be shares of Common Stock with a par value of $.01 per share and one thousand (1,000) shall be shares of Preferred Stock with a par value of $.01 per share.

        The purpose of the proposed reduction in the number of shares that the Company is authorized to issued is to reduce, substantially, the amount of Delaware franchise tax that the Company now pays.

        With the exception of the number of authorized shares, the terms of the Common Stock and Preferred Stock before and after the proposed amendment will remain the same.


        If the Reverse Stock Split Proposal and the proposed reduction in authorized shares are both approved, the reduction will take place on the date of filing with the Secretary of State of Delaware of a Certificate of Amendment unless the Company specifies otherwise. In order to effect the proposed reduction in the number of authorized shares of capital stock, a majority of the stockholders entitled to vote at the annual meeting must approve this amendment to the Company's Charter. We attach the proposed amendments to this proxy statement as Exhibit A.


        The Board recommends approval of this proposal. If the Reverse Stock Split Proposal is not approved, the proposal to reduce the number of authorized shares will be withdrawn.

        The following performance graph and report of the Board's Compensation Committee shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference into such filing.

                                PERFORMANCE GRAPH
--------------------------------------------------------------------------------

        The following graph compares, on a cumulative basis, the yearly percentage change during the five years ended March 31, 1999 in (i) the total stockholder return on Common Stock of the Company with (ii) the total return on the Standard & Poor's 500 Index and with (iii) the total return on the Standard & Poor's Homebuilding Group Index. Such yearly percentage change has been measured by dividing (i) the sum of (a) the amount of dividends for the measurement periods, assuming dividend reinvestment, and (b) the price per share at the end of the measurement period less the price per share at the beginning of the measurement period, by (ii) the price per share at the beginning of the measurement period. The price of each unit has been set at $100 on March 31, 1994 for preparation of the graph.

                            TOTAL SHAREHOLDER RETURNS

                                [GRAPHIC OMITTED]


                                         INDEXED RETURNS


                                           Base
                                          Period
                                           Mar94                                   Years Ending
Company / Index                                               Mar95         Mar96         Mar97         Mar98          Mar99
---------------                                               -----         -----         -----         -----          -----
INTL AMERICAN HOMES                         100               65.79         72.37         62.47         80.58          83.33
S&P 500 INDEX                               100              115.54        152.51        182.70        270.39         320.30
HOMEBUILDING-500                            100               75.18         94.68         91.29        185.39         144.71

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During the fiscal year ending March 31, 1999, a portion of a financing agreement with a maximum aggregate amount of $19,500,000 including a specific indemnification of certain environmental conditions was guaranteed by the Company's Chairman and President, Mr. Suarez. In consideration thereof the Company agreed to pay a guaranty fee to Mr. Suarez equal to the lesser of $80,000 or 1% of the amount guaranteed. The obligations of the Company's Chairman and President continue during the term of the loan agreement subject to certain ratios and financial performance of the Company which have been satisfied as of March 31, 1999. The Company has agreed to indemnify the President and Chairman in the event that this personal guarantee is called.

        A member of the Board of Directors, Mr. Dionel Cotanda, is Vice President and Director of a company which during the year ended March 31, 1999 sold lumber and certain other building material products in the amount of approximately $4,625,000 to Suarez Housing Corporation, a subsidiary of the Company. Suarez Housing Corporation purchases all of its requirements for those products from this company.

        A member of the Board of Directors, Mr. James G. Farr, is the sole stockholder and President and Chief Executive Officer of Paramount Title Corporation. During the years ended March 31, 1999, 1998 and 1997, Paramount Title Corporation provided settlement and title insurance services for substantially all the homes sold by Suarez Housing Corporation.

        Upon the completion of the reverse stock split, the directors and executive officers of IAH (including those shares owned by Mrs. Ina J. Davis) will own approximately 825 post-reverse stock split shares of Common Stock, or approximately 57.25% of the then issued and outstanding shares, as compared to 412,693 shares and 47.37%, respectively, prior to the reverse stock split. Furthermore, such directors and executive officers will benefit from an increase in book value of the pre-reverse stock split shares from $10.25 to approximately $10.93. See "Special Factors--Potential Determents of the Reverse Stock Split Proposal to Stockholders; Accretion In Ownership and Control of Certain Stockholders."

             PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME


        The Company's Common Stock is traded over-the-counter. On September 15, 1999, the bid price for the Common Stock as reported by the BLOOMBERG service was $3.25 per share.


        As of August 31, 1999 the Company had approximately 2,319 holders of record of its Common Stock. The Company believes there are approximately 900 beneficial owners of the Company's Common Stock.

        There are four (4) market makers in the Company's stock. As of August 31, 1999, there were 870,880 shares outstanding. The high and low bid prices of the stock for each quarter during the past two full fiscal years and the first quarter of the current fiscal year and the period since July 1, 1999 as reported by the National Quotation Bureau through March 1999 and by the BLOOMBERG service since April 1999 (which reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions) were:


                                                                           High               Low
                                                                           ----               ---
Fiscal 1997
April 1997-June 1997..................................................... $4.68              $3.57
July 1997-September 1997................................................. $4.50              $4.14
October 1997-December 1997............................................... $4.50              $4.14
January 1998-March 1998.................................................. $4.50              $4.50

Fiscal 1998
April 1998-June 1998..................................................... $4.50              $3.47
July 1998-September 1998................................................. $5.25              $2.63
October 1998-December 1998............................................... $6.38              $3.93
January 1999-March 1999.................................................. $7.50              $4.75

Fiscal 1999
April 1999-June 1999..................................................... $8.00              $5.00

July 1, 1999-September 15, 1999.......................................... $5.00              $3.00



Stock Repurchases by Company

        The Company made the following purchases of Common Stock during each quarter of the past two full fiscal years and the first quarter of the 1999 fiscal year:

                                                            Number of             Range of               Average
                                                           Securities            Prices Paid            Purchase
                                                            Purchased                                    Price
                                                      -----------------------------------------------------------------
Fiscal 1997
April 1997-June 1997.................................                     0                    NA                    NA
July 1997-September 1997.............................                     0                    NA                    NA
October 1997-December 1997...........................                     0                    NA                    NA
January 1998-March 1998..............................                     0                    NA                    NA

Fiscal 1998
April 1998-June 1998.................................                 3,333      $4.56-$4.56              $4.56
July 1998-September 1998.............................                     0                    NA                    NA
October 1998-December 1998...........................                     0                    NA                    NA
January 1999-March 1999..............................                33,601      $4.78-$5.25              $5.17

Fiscal 1999
April 1999-June 1999.................................                 3,168      $5.00-$5.00              $5.00

July 1, 1999-September 15, 1999......................                     0                    NA                    NA


        The Company has not paid any dividends on its Common Stock and does not foresee that it will pay dividends on its Common Stock in the near future. Under the terms of the Plan, the Company must pay to certain holders of creditors' claims $1,250,000 before it can pay any dividends to stockholders. No dividends are payable unless declared by the Board of Directors.

                                  OTHER MATTERS

        The Board does not know of other matters which are likely to be brought before the Annual Meeting. However, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the shares represented by such proxy on such matters in accordance with their best judgment.

        The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy is to be borne by the Company.

                             ADDITIONAL INFORMATION

Financial Information


        The Company hereby incorporates by reference (a) the Financial Statements and the notes thereto contained on pages F-1 through F-21 of the Company's 1999 10-K/A2 Annual Report, (b) the report of independent certified public accountants thereon contained on page F-1 of the 1999 10-K/A2 Annual Report, (c) the Financial Statement Schedule contained on page 31 of the 1999 10-K/A2 Annual Report, (d) Selected Financial Data contained on pages 10 and 11 of the 1999 10-K/A2 Annual Report, (e) Management's Discussion and Analysis of Financial Condition and Results of Operations contained on pages 12 through 21 of the 1999 10-K/A2 Annual Report, (f) the Financial Statements and notes thereto contained on pages 3 through 10 of the 10-Q/A Report and (g) Management's Discussion and Analysis of Financial Condition and Results of Operations contained on pages 10 through 14 of the 10-Q/A Report. To the extent that such filings include forward-looking statements relative to matters discussed in this proxy statement, such forward-looking statements will not be entitled to the safe-harbor for forward-looking statements otherwise provided by the Securities Litigation Reform Act of 1995.


        In addition, the following sets forth certain financial information for the Company and its subsidiaries for and as of the following periods and dates:

                                                          Year Ended                            Quarter Ended
                                              March 31, 1999      March 31, 1998       June 30, 1999     June 30, 1998
                                            ----------------------------------------------------------------------------------------
Ratio of Earnings
to Fixed Charges                                 3.25 to 1           .16 to 1            2.07 to 1         5.14 to 1
Book Value Per Share                               $9.97               $6.92              $10.26             $8.77


        The number of common shares deemed outstanding for purposes of the calculation of book value per common share at March 31, 1999 was 857,385 shares and at March 31, 1998 was 930,298 shares. The number of common shares deemed outstanding for purposes of the calculation of book value per common share at June 30, 1999 was 869,214 shares and at June 30, 1998 was 926,965 shares.

Cost of Proxy Solicitation and the Reverse Stock Split

        The cost of preparing, assembling and mailing this proxy soliciting material and Notice of Annual Meeting of Stockholders will be paid by the Company. The Company may retain Corporate Investor Communication, Inc., a professional soliciting organization, to assist in soliciting proxies for a fee based on the number of telephone calls made plus reimbursement of reasonable out-of-pocket expenses. Solicitation by mail, telephone, facsimile, or personal solicitation may also be done by directors, executive officers, or regular employees of the Company and its subsidiaries, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries, and custodians nominally holding shares of the Company's stock as of the record date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.

        The following is an estimate of the costs incurred or expected to be incurred by the Company in connection with the Reverse Stock Split Proposal excluding payments to be made to Cashed-Out Stockholders. Amounts shown below exclude the cost of paying for fractional shares after the reverse stock split is effected. Final costs of the transaction may be more, but the Company intends to use its best efforts to cause than to be less, than the estimates shown below.


Professional Fees, disbursements and               $          130,000
other charges
Transfer and exchange agent fees                               22,000
Printing, mailing and Proxy Solicitation
        costs                                                  45,000
Other costs including Commission filing
        fees, facility rental etc.                             43,000
                                                              -------
Total                                              $          240,000
                                                              =======


        These expenses include the normal costs of preparing and mailing proxy materials and conducting the Annual Meeting of Stockholders.

        The Company intends to indirectly finance the reverse stock split (including the cost of paying for fractional shares after the reverse stock split is effected) by using funds available to it under its line of credit facility at NationsBank of Florida, N.A. (See also "Special Factors--Financial Effects of the Reverse Stock Split.")


Independent Public Accountants


        Representatives of Arthur Andersen LLP, the Company's independent accountants for the fiscal year ended March 31, 1999, are not expected to be present at the Annual Meeting. No accountant has been selected or recommended by the Company for the fiscal year ending March 31, 2000, as the Company and its current accountants have not yet reached agreement on appropriate levels of compensation.


Stockholder Proposals for 2000 Annual Meeting


        From time to time, stockholders present proposals which may be proper subjects for inclusion in the Proxy Statement and for consideration at the Annual Meeting of Stockholders. If registration of the Company's Common Stock has not been terminated prior to 2000, proposals of stockholders of the Company intended to be presented at the Annual Meeting of Stockholders of the Company in 2000 must be received by the Secretary of the Company at 9950 Princess Palm Ave, Suite 112, Tampa, Florida 33619 not later than June __, 2000 and must otherwise comply with the rules of the Securities and Exchange Commission to be eligible for inclusion in the Proxy Statement and proxy for the Annual Meeting in 2000. If the date of such meeting is changed by more than thirty (30) days from its currently contemplated date, proposals must be received a reasonable time before solicitation of proxies for such meeting is made.


Available Information

        The Company is subject to the informational requirements of the 1934 Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the Commission Internet Website (http://www.sec.gov.)

The Company's Annual Report on Form 10-K/A2 and Quarterly Report on Form 10-Q/A


        The Company's 1999 10-K/A2 Annual Report including the financial statements and schedules thereto and the Company's 10-Q/A Report including the financial statements and schedules thereto, both of which the Company has filed with the Securities and Exchange Commission, are being mailed to all stockholders of record together with the Proxy Statement.


        Additional copies of the 1999 10-K/A2 Annual Report and the 10-Q/A Report will be provided without charge upon the written request of any stockholder. Such requests may be sent to Robert I. Antle, Executive Vice President, Secretary and Chief Financial Officer, International American Homes, Inc., 9950 Princess Palm Ave, Suite 112, Tampa, Florida 33619.


Incorporation of Certain Documents by Reference

        The Company's 1999 10-K/A2 Annual Report and 10-Q/A Report, each filed with the Commission by the Company (File No. 0-13800), are incorporated by reference in this Proxy Statement. To the extent that such filings include forward-looking statements relative to matters discussed in this proxy statement, such forward-looking statements will not be entitled to the safe-harbor for forward-looking statements provided by the Securities Litigation Reform Act of 1995.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


September ___, 1999



                By Order of the Board of Directors


                Robert I. Antle
                Executive Vice President, Secretary and Chief Financial Officer

        Stockholders who desire to have their stock voted at the Meeting are requested to mark, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. Stockholders may revoke their proxies at any time prior to the Annual Meeting and stockholders who are present at the Annual Meeting may revoke their proxies and vote, if they so desire, in person.

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       INTERNATIONAL AMERICAN HOMES, INC.

     -----------------------------------------------------------------------

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

     -----------------------------------------------------------------------


        INTERNATIONAL AMERICAN HOMES, INC., a Delaware corporation, does hereby certify as follows:

        FIRST: The first paragraph of Paragraph 5 of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

                 "The total number of shares of capital stock which the Corporation shall have authority to issue is eleven thousand (11,000), of which ten thousand (10,000) shall be shares of common stock with a par value of $.01 per share (the "Common Stock") and one thousand (1,000) shall be shares of preferred stock with a par value of $.01 per share (the "Preferred Stock").1/ Each share of Common Stock issued and outstanding or issued and held in the treasury of the Corporation as of the close of business on the date (the "Effective Date") on which the amendment to the Restated Certificate of Incorporation of the Corporation adding this sentence shall become effective, is hereby automatically and without further action reclassified, converted, and changed into one-five hundredth (1/500th) of a share of Common Stock, par value $.01 per share, provided that no fractional shares shall be issued to any stockholder of record holding less than one (1) share of Common Stock pursuant to and immediately after such reclassification, conversion and change. In lieu of issuing fractional shares to any stockholder of the Corporation, who, following the reverse stock split, would hold less than one share of Common Stock of record in any discrete account, shall be paid an amount equal to the product obtained by multiplying (a) the greater of (i) $5.40 and (ii) the weighted average trading price per share of all sales of Common Stock made during the period beginning January 1, 1999 and ending on the twelfth business day next following the date of the Notice of Annual Meeting and Proxy Statement relating to the amendment to the Restated Certificate of Incorporation of the Corporation adding this sentence, by (b) the number of shares of Common Stock owned by such stockholder of record in such account immediately prior to the reverse stock split. Each certificate for Common Stock outstanding or held in treasury on the Effective Date shall thereupon and thereafter evidence the number of shares of Common Stock, and/or the right to receive cash into which such shares shall have been reclassified, converted and


--------
        1/ If the Reverse Stock Split Proposal is approved but the reduction in authorized shares is not approved this sentence will be revised to accord with the present authorized number of shares.

        have been reclassified, converted and changed, and may be surrendered to the Corporation for cancellation in exchange for new certificates representing such number of shares and/or such cash."


        SECOND: The foregoing amendments were duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed in its corporate name this ___ day of ________, 1999.


                                        INTERNATIONAL AMERICAN HOMES, INC.


                                        By: _____________________________
                                            Name:
                                            Title:

ATTEST:


By: ___________________________________
    Name:
    Title:

                       INTERNATIONAL AMERICAN HOMES, INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER __, 1999


         Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

         The undersigned hereby appoints Robert J. Suarez and Robert I. Antle individually as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of Common Stock of International American Homes, Inc. (the "Company") held of record by the undersigned on September 24, 1999 at the annual meeting of stockholders to be held on October __, 1999 or at any adjournment or postponement thereof.

          (Continued, and to be dated and signed on the reverse side.)

         1.     PROPOSAL ONE--ELECTION OF DIRECTORS NOMINATED AND LISTED BELOW

FOR ALL nominees listed below [ ]  WITHHOLD AUTHORITY to vote [ ]  Exception [ ]
                                   for all nominees listed below


                   Class I (terms expiring in 2002) nominees:
                      William D. Aiken and Jeffrey D. Prol;

*(Instruction: To withhold authority to vote for any individual nominee, mark the Exception Box and write that nominee's name in the space provided below)

                -------------------------------------------------

         2. PROPOSAL TWO--Approval of amendment to the Restated Certificate of Incorporation of the Company to effect a 1-for-500 reverse stock split of the Company's issued and outstanding common stock, par value $.01 per share and to provide for cash to be paid (in lieu of fractional shares) to holders of record of fewer than 500 shares in any discrete account.


        This proposal is intended to enable the Company to go private. Holders of fewer than 500 shares in any discrete account will, as to such account, receive cash in lieu of fractional shares and have no continuing interest in the Company. The Company intends to issue a press release announcing the amount of cash per share calculated to be paid to holders of record of fewer than 500 shares in any discrete account (in lieu of fractional shares) promptly after such amount is determined. In addition stockholders may inquire about actual cash-out amount by calling the Company's transfer agent, First Union National Bank, at 1-800-829-8432 after September __, 1999.


                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         3. PROPOSAL THREE--Approval of amendment to the Restated Certificate of Incorporation of the Company to reduce the total number of shares of authorized capital stock of the Company to eleven thousand (11,000), of which ten thousand (10,000) shall be shares of Common Stock and one thousand (1,000) shall be shares of Preferred Stock.


                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.


                               Address Change [ ]
                               and/or Comments

NOTE:  Proposal Three is contingent on Proposal Two being approved.

PROXY TABULATION

NOTE: Signatures should agree with the name specified herein. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. For joint accounts or co-fiduciaries, all joint owners or co-fiduciaries should sign.

                                                                 THIS PROXY WHEN
                                                                 PROPERLY
                                                                 EXECUTED WILL
                                                                 BE VOTED IN THE
                                                                 MANNER DIRECTED
                                                                 HEREIN BY THE
                                                                 UNDERSIGNED
                                                                 STOCKHOLDERS.
                                                                 IF NO DIRECTION
                                                                 IS MADE, THE
                                                                 PROXY WILL BE
                                                                 VOTED FOR
                                                                 PROPOSAL 1,
                                                                 PROPOSAL 2 AND
                                                                 PROPOSAL 3.


                                                                 Dated________________________________________, 1999


                                                                 ---------------------------------------------------
                                                                                       Signature

                                                                 ---------------------------------------------------
                                                                              Signature, if held jointly

SIGN, DATE, AND RETURN THE PROXY CARD                            Votes MUST be indicated (x) in Black or Blue ink.
PROMPTLY USING THE ENCLOSED ENVELOPE.